Exhibit 10.2

CONFIDENTIAL TREATMENT HAS

BEEN REQUESTED BY DREAMWORKS

ANIMATION SKG, INC. WITH RESPECT TO THE

REDACTED PORTIONS OF THIS DOCUMENT.

EXECUTION COPY

FULFILLMENT SERVICES AGREEMENT

between

DREAMWORKS ANIMATION HOME ENTERTAINMENT, L.L.C.

PARAMOUNT HOME ENTERTAINMENT, INC.

and

VIACOM OVERSEAS HOLDINGS C.V.

dated as of January 31, 2006

Table of Contents

(continued)

		Page

Section 32.	Notices	67

Section 33.	Counterparts	67

Section 34.	Provider Affiliates	68

ii

FULFILLMENT SERVICES AGREEMENT dated as of January 31, 2006 (this “Agreement”), by and among DreamWorks Animation Home Entertainment, L.L.C. (“DWA”), Paramount Home Entertainment, Inc. (“Paramount”) and Viacom Overseas Holdings C.V. (“VOH”).

WHEREAS DWA is principally devoted to distributing feature-length animated motion pictures and other animated productions for Home Video Exhibition;

WHEREAS Paramount and VOH are each engaged, inter alia, in the business of providing home video fulfillment services and Video-on-Demand services with respect to feature length motion pictures and other productions;

WHEREAS DreamWorks Animation SKG, Inc. (“DWA SKG”) and DreamWorks L.L.C. (“DWS”) entered into that certain Distribution Agreement dated as of October 7, 2004, with respect to the distribution and exploitation by DWS in certain media throughout the world of motion pictures produced by DWA (the “Prior Agreement”);

WHEREAS Paramount Pictures Corporation (“PPC”) has entered into that certain purchase agreement dated December 9, 2005 to acquire the equity interests in DWS specified therein (the “Purchase Agreement”);

WHEREAS DWA and Paramount entered into that certain Fulfillment Services Agreement dated as of December 9, 2005 (the “Prior FS Agreement”);

WHEREAS DWA and Paramount have agreed to terminate the Prior FS Agreement effective as of the date hereof;

WHEREAS in connection with the consummation of the transactions contemplated by the Purchase Agreement, DWS and DWA SKG have agreed to terminate the Prior Agreement as of the Effective Date;

WHEREAS DWA desires to engage Paramount to provide certain fulfillment and ancillary services with respect to the DWA Pictures (as defined hereunder) in the Domestic Territory in furtherance of DWA’s distribution of DWA Video Devices and the exploitation of the DWA Pictures via Home Video Exhibition, and Paramount desires to provide such fulfillment and other services on the terms and conditions contained herein; and

WHEREAS DWA desires to engage VOH to provide certain fulfillment and ancillary services with respect to the DWA Pictures in the International Territory in furtherance of DWA’s distribution of DWA Video Devices and the exploitation of the DWA Pictures via Home Video Exhibition, and VOH desires to provide such fulfillment and other services on the terms and conditions contained herein.

WHEREAS on the date hereof, DWA SKG, PPC and VOH are entering into that certain Distribution Agreement attached hereto as Exhibit A pursuant to which DWA SKG grants licenses to PPC and VOH to distribute and exploit DWA Pictures in certain media (the “Distribution Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, DWA, Paramount, and VOH hereby agree as follows:

Section 1. Definitions and Usage; Conditions Precedent

1.1 Definitions:

Affiliate of Any Person shall mean any other Person controlling, controlled by or under common control with such Person. Post-Effective Date, DWS shall be deemed an Affiliate of Paramount and VOH. For the purposes of this Agreement, National Amusements, Inc., NAIRI, Inc., CBS Corporation and each direct or indirect subsidiary of CBS Corporation shall not be considered Affiliates of Paramount or VOH. For the avoidance of doubt, Paramount and VOH shall be deemed Affiliates of one another.

Animated Motion Picture(s) shall mean any Motion Picture that is created predominantly by one or more non-live action production methods (e.g., hand-drawn animation [such as Prince of Egypt], CGI [such as Shrek], stop-motion [such as Chicken Run] and/or motion capture [such as Polar Express]) (each, an “Animation Method”). However, a Motion Picture shall not be deemed to be an Animated Motion Picture if digital Animation Method(s) are used, in whole or in part, to create photorealistic characters that interact with live-action characters in live-action settings. (Photorealistic characters include both “real world” characters modified by an Animation Method [e.g., Babe the pig in Babe] and characters that are invented but which are depicted in a “real world” manner by an Animation Method [e.g., Yoda in Star Wars II: Attack of the Clones, Gollum in Lord of the Rings, the dinosaurs in Jurassic Park, the robots in I, Robot, the toy soldiers in Small Soldiers].)

Base Films shall mean, initially (i.e., with respect to the first DWA Picture Delivered following the Effective Date), Shrek, Shark Tale and Madagascar. With respect to any DWA Picture Delivered thereafter, Base Films shall mean the three (3) immediately preceding Event Pictures (but excluding Shrek 2 and Wallace & Gromit: Curse of the Were-Rabbit) released for Theatrical Exhibition in the Domestic Territory.

Business Day shall mean a day other than a Saturday, Sunday or other day on which financial institutions in Los Angeles, California or New York, New York are authorized or required by law to close.

CJ Agreement shall mean collectively the Theatrical Distribution Agreement, amended and restated as of February 10, 1999, between DWS and Cheil Jedang Corporation (“Cheil”), the Home Video Fulfillment Services Agreement, amended and restated as of February 10, 1999, between DWS and Cheil, each as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and all related agreements with respect to one or more DWA Pictures between DWS and Cheil or CJ Entertainment, Inc. (together with Cheil collectively “CJ Entertainment”).

Closing Date shall mean the date of the closing of the purchase by DW One Corp., DW Two Corp. and VOH of the equity interests in DWS specified in the Purchase Agreement pursuant to the Purchase Agreement.

Commercial Tie-in and Promotional Rights shall mean, with respect to each DWA Picture, the right to use or license the use of characters, designs, visual representations, names, logos, props, physical properties or other elements appearing or used in or in connection with such DWA Picture or all or any part of the literary material in connection with (i) the advertising, publicizing, marketing, promotion and/or packaging of merchandise, products or services and/or (ii) premiums or promotions.

Comparable as used with respect to any Motion Picture shall mean a similar, as determined on an overall basis, Motion Picture based on a comparison of the production budgets, cast, genre, ratings, pre-release audience surveys, festival results, theatrical box office and other performance metrics and established factors used in the Motion Picture industry in Los Angeles, California to compare Motion Pictures.

Contingent Compensation shall mean, with respect to each DWA Picture, contractually required payments to or on behalf of any Person providing rights or services, or otherwise involved in the production of such DWA Picture, payable in respect of such DWA Picture, which (i) are dependent in whole or in part on box office, gross receipts, net receipts, or a percentage of such gross receipts or net receipts, and are payable in a fixed or allocable amount or as a percentage of such receipts, and/or (ii) are payable in a fixed amount upon the occurrence of a specified event such as receipt of an Academy Award or the sale of a specified number of Video Devices.

Control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Copyright Revenue shall mean, with respect to each DWA Picture, all royalties, fees and other revenue that DWA, the registered copyright owner or other appropriate entity, is otherwise entitled to collect by reason of any statute, governmental regulation or operation of law, based upon or in connection with, in whole or in part, or directly or indirectly, any use of such DWA Picture from time to time pursuant to the provision of Fulfillment Services with respect to such DWA Picture and the Licensed Marks relating to such DWA Picture, including the sale of blank recordable media and/or recording apparatus for the purpose of recording any such DWA Picture, commonly referred to as private copy levies and/or from the rental of pre-recorded Video Devices to consumers, commonly referred to as video rental right levies.

Delivery shall mean delivery, or the provision of access, to Paramount or VOH, as applicable, of the items referenced in Section 3 hereof. A DWA Picture shall be deemed to be Delivered hereunder only upon Paramount’s or VOH’s receipt of all such items (the “Delivery Date”). For the avoidance of doubt, DWA shall not be required to Deliver duplicative items to each of Paramount and VOH. Delivery of an item to either Paramount or VOH shall constitute complete delivery of such item by DWA as required hereunder.

DTV Production(s) shall mean all Animated Motion Pictures or Hybrid Motion Pictures intended for initial Home Video Exhibition.

DWA-approved Fulfillment Servicing Agreement shall mean the Cheil Agreement, the Kadokawa Agreement, each agreement set forth on Schedule 1 hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and each Fulfillment Servicing Agreement approved in writing by DWA in accordance with Sections 4.6.b and 4.13 below. [The foregoing Schedule shall be completed by DWA on or before the Effective Date.]

DWA-approved Third Party Service Agreement shall mean each agreement set forth on Schedule 4 hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and each Third Party Service Agreement approved in writing by DWA in accordance with Section 4.11 below. [The foregoing Schedule shall be completed by DWA on or before the Effective Date.]

DWA DTV Production shall mean a DWA Picture intended for initial Home Video Exhibition.

DWA Picture shall mean an Animated Motion Picture or Hybrid Motion Picture (i) that is available for Delivery prior to the expiration of the Output Term; (ii) the Distribution Rights with respect to which are licensed by DWA SKG to PPC and/or VOH pursuant to the Distribution Agreement; and (iii) with respect to which DWA owns or exclusively controls the right to release, distribute, Exhibit and otherwise exploit such Motion Picture via Home Video Exhibition.

DWA Theatrical Picture shall mean a DWA Picture intended for initial Theatrical Exhibition.

DWA Video Device shall mean a Video Device embodying a DWA Picture.

Effective Date shall mean the later of the (i) Closing Date; and (ii) date upon which all of the conditions precedent set forth in Section 1.3 below are satisfied, or such other date as mutually agreed among DWA, Paramount and VOH.

Event Picture shall mean any Animated Motion Picture or Hybrid Motion Picture that (i) is a DWA Theatrical Picture; (ii) is rated “G,” “PG” or “PG-13”; and (iii) is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

Exhibit shall mean transmit, display, exhibit or perform. “Exhibiting” and “Exhibition” shall have correlative meanings.

Existing Picture(s) shall mean the following Animated Motion Pictures: Antz; The Prince of Egypt; The Road to Eldorado; Chicken Run; Shrek; Spirit: Stallion of the Cimarron; Sinbad: Legend of the Seven Seas; Shrek 2; Shark Tale; Madagascar; and Wallace & Gromit: Curse of the Were-Rabbit.

Financial Benefit shall mean any and all advances (including sales advances and signing bonuses), volume and prompt payment discounts, laboratory and other vendor rebates or adjustments and any other economic consideration or financial advantages that are (i) attributable in whole or in part to the DWA Pictures and (ii) offered to, accepted by or otherwise received or credited to the account of, Paramount, VOH, any Provider Affiliate or any of their respective controlled Affiliates after the Effective Date in connection with any transaction that relates to the services of Paramount, VOH, any Provider Affiliate or any of their respective controlled Affiliates in connection with (x) the DWA Pictures, (y) the DWA Pictures and other Motion Pictures produced or distributed by Paramount, VOH, any Provider Affiliate or any of their respective controlled Affiliates, or (z) the provision of Fulfillment Services hereunder. For the avoidance of doubt, Financial Benefit shall not include any advances, signing bonuses or other amounts actually paid to Paramount or VOH by any third Person prior to the Effective Date (unless such amounts, or any portion thereof, were paid to Paramount or VOH, as applicable, by such third Person in contemplation of this Agreement or Paramount’s or VOH’s provision of Fulfillment Services with respect to the DWA Pictures).

Fulfillment Servicing Agreement(s) shall mean any agreements or arrangements between Paramount, VOH or a Provider Affiliate, as one party, and any Person, including any Subcontractor or other third party service provider, as the other party, with respect to the provision of any fulfillment services for a DWA Picture, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

GAAP shall mean generally accepted accounting principles in the United States.

GAAP Accrual Report shall have the meaning ascribed thereto in Section 8.5.e. below.

Good Faith Dispute shall mean any amount or provision that is the subject in a bona fide disagreement between the parties.

Home Video Exhibition shall mean all existing and future forms of home entertainment, including the right to manufacture, package, market, sell, rent, lease, Exhibit, distribute and otherwise exploit all forms of Video Devices, now known or hereafter devised, including future methods and means of delivering Video Devices into the home. Home Video Exhibition shall also include the right to Exhibit a Motion Picture via Video-On-Demand.

Home Video Fulfillment Expenses shall mean, with respect to each DWA Picture, the aggregate of all actual, direct out-of-pocket costs, charges and expenses (other than PPC’s, Paramount’s, VOH’s or any Affiliate’s overhead expenses) that have either been paid or incurred (i.e., reported as a liability in the accounts payable accounting system of PPC, Paramount, VOH or such Affiliate and paid within thirty (30) days thereafter) arising from the manufacture, duplication, replication, sales, marketing, promotion and other costs associated with rendering Fulfillment Services, in the case of Paramount, throughout the Domestic Territory, and, in the case of VOH, throughout the International Territory. As used in this definition:

(i) Manufacturing costs include the manufacture, packaging and shipping of Video Devices, including costs with respect to re-editing, dubbing, subtitling, closed captioning and narration for the deaf and blind, licensing and clearance costs for special features, mastering, duplication, replication, anti-piracy devices and anti-copy protection, raw material costs including tape, disc, shell, box, label, sleeves, containers, stickers, packaging materials and services including plastic wrapping, “pick, pack and ship” and other physical distribution and handling services, freight, transportation, warehousing, storage, processing of returns, degaussing and disposal.

(ii) Sales and marketing costs include selling, advertising, and promotion of Video Devices, including design, production, and manufacture (for the purposes of Home Video Exhibition) of marketing and advertising materials, press kits, advertising funding and rebates including co-operative advertising and regional marketing funds, wholesale rebates, direct-to-consumer rebates, display and point-of-purchase advertising, trailers, screening Video Devices, media purchases, artwork graphics, fulfillment, promotions, mass merchant advertising, advertising agency and consultant fees, sales incentive programs, anti-piracy costs including an allocable portion of the dues and assessments payable with respect to industry anti-piracy programs relating to Video Devices, research, public relations fees, trade show and entertainment costs, commercial tie-ins, mailers and sales commissions.

(iii) Development, production and other costs related to the delivery of so-called DVD extras, bonus and other material included in the Video Devices.

(iv) Any of the foregoing costs directly related to delivering a DWA Picture for Exhibition via VOD.

All Home Video Fulfillment Expenses shall be charged at rates that do not exceed the rates charged by the Providers in connection with the Home Video Exhibition of comparable Motion Pictures exploited by the Providers. “Home Video Fulfillment Expenses” shall not include (a) Additional Home Video Fulfillment Expenses (as defined in Section 5.2.), (b) Residuals and Contingent Compensation, (c) expenses associated with delinquent payments by the Providers and/or any Provider Affiliate to suppliers, vendors or other services providers (e.g., interest or finance charges) except to the extent caused by the actions or inactions of DWA or its Affiliates, (d) costs of checking and collection of Home Video Gross Receipts, and (e) trade dues and assessments by trade organizations. The Providers shall have no responsibility for any costs referenced in the foregoing clauses (a) and (b). The Providers shall be solely responsible for, and shall not charge or deduct, any costs referenced in the foregoing clauses (c), (d) and (e). Home Video Fulfillment Expenses shall be reduced by the net amount of any insurance recoveries attributable thereto to the extent received by Paramount or VOH, as applicable.

For the avoidance of doubt, in computing Home Video Fulfillment Expenses for purposes of the GAAP Accrual Reports to be provided to DWA in accordance with Section 8.5.e below, Home Video Fulfillment Expenses shall be computed and reported in accordance with GAAP (and not on a “cash basis” as defined herein). As used in this Agreement, Home Video Fulfillment

Expenses shall be interpreted in the context of Paramount’s servicing rights and obligations in the Domestic Territory and VOH’s servicing rights and obligations in the International Territory. Except as otherwise contemplated by this Agreement, Home Video Fulfillment Expenses shall not include any amounts paid or deducted in transactions between and among Paramount, VOH, DWS and any of their respective controlled Affiliates, other than End User Affiliates (as defined in Section 8.2(iii). In no circumstances shall Home Video Fulfillment Expenses be double counted under this Agreement or the Distribution Agreement or otherwise or include any expenses or costs associated directly with or relating solely to the bifurcation of Fulfillment Services between Paramount and VOH.

Home Video Gross Receipts shall mean with respect to each DWA Picture, the amounts set forth in Section 8. below, subject to the adjustments and exclusions as provided therein. As used in this Agreement, Home Video Gross Receipts shall be interpreted in the context of Paramount’s rights and obligations in the Domestic Territory and VOH’s rights and obligations in the International Territory. In no circumstances shall Home Video Gross Receipts be double counted under this Agreement.

Home Video Net Receipts shall mean Home Video Gross Receipts, less the Services Fees thereon, as reported to DWA pursuant to Section 8.5 below for the applicable accounting and reporting period.

HV Release Date shall mean, with respect to a DWA Picture, the date on which DWA Video Devices with respect to such DWA Picture are initially made available for Home Video Exhibition in an applicable portion of the Territory.

Hybrid Motion Picture(s) shall mean any Motion Picture that is predominantly live-action, but in which at least two of the four characters with the most screen time, or in which a majority of the characters with speaking roles, are created (non-photorealistically) by an Animation Method. Who Framed Roger Rabbit, Looney Tunes - Back in Action and Space Jam would be Hybrid Motion Pictures.

Internet shall have the meaning ascribed thereto in the Distribution Agreement.

Interparty Agreement means that certain Interparty Agreement dated as of October 7, 2004 among DWS, DWA SKG and Universal.

Kadokawa Agreement shall mean the Master Agreement dated as of April 22, 2004 among DWS, Kadokawa Entertainment Inc. (“Kadokawa”) and Kadokawa Holdings Inc., as Guarantor, including Exhibits A, B, C and D attached thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Licensed Marks shall mean, with respect to each DWA Picture from time to time, to the extent related to the Fulfillment Services, and to the extent of DWA’s rights in the Licensed Marks in the Territory, the right to use and sublicense the use of (i) the title of such DWA Picture (to the extent such title is a registered trademark) from time to time in any and all print styles and forms in connection with the rendering of Fulfillment Services with respect to such DWA Picture, and all goodwill associated therewith or symbolized thereby, and (ii) the DreamWorks Marks listed and depicted in Schedule A to the Trademark License Agreement solely in connection with the rendering of Fulfillment Services with respect to such DWA Picture in accordance with the terms hereof.

Linear shall mean the broadcast or exhibition of an audio or audiovisual program intended for passive viewing in a predetermined order or sequence, subject to the ability of the end-user or viewer to play, pause, stop, fast forward, rewind; provided, however, that the setting, progression of actual events as they occur, outcome, participants and contents of a Linear program cannot be manipulated or altered by the viewer or end-user. The availability of so-called “DVD Extras” or bonus features such as deleted scenes or alternative endings shall not, in and of itself, deem the exhibition of a DWA Picture to be non-Linear.

Major International Video Territory shall mean those territories listed on Schedule 2 hereto.

Major Release shall mean any theatrical Motion Picture rated “G,” “PG,” “PG-13” or “R” that is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

Marketing Implants shall mean (i) agency personnel who, in connection with Paramount’s, VOH’s, or any Provider Affiliate’s Motion Pictures (generally), render specific tasks or perform specific department functions related to marketing and advertising of such Motion Pictures or render any other services that are customarily rendered by in-house personnel of major home video services distributors; and (ii) marketing and advertising agencies who, on an out-sourced basis, administer the marketing, publicity and promotion of Paramount’s, VOH’s, or such other Provider Affiliate’s Motion Pictures (generally) in a portion of the Territory.

McDonald’s Agreement shall mean the Agreement dated as of July 19, 2005 between DWA SKG and McDonald’s USA, LLC, McDonald’s Latin America, LLC, McDonald’s Apenea LLC, McDonald’s International LLC and McDonald’s Europe Inc. (collectively, “McDonald’s”), as in effect on the date hereof.

McDonald’s Interparty Agreement shall mean that certain interparty agreement dated on or about the date hereof by and between PPC, VOH and DWA SKG.

Motion Picture(s) shall mean audiovisual product produced and distributed of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whether pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games.

Output Term shall mean the period commencing on the Effective Date and continuing until the expiration or earlier termination of the “Output Term” under the Distribution Agreement.

Outright Sale shall mean a license from a Provider to a Person to Exhibit a DWA Picture for a specified period of time in excess of one year, without any obligations on the part of such Person to account to such Provider for revenue and expenses received or incurred by such Person.

Person shall mean any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

Provider shall mean Paramount and/or VOH, as the case may be.

Provider Affiliate shall mean any Person that qualifies as a controlled Affiliate of PPC and/or Paramount or VOH, as applicable, pursuant to the definitions of Affiliate and Control set forth above. For the avoidance of doubt, PPC and post-Effective Date, DWS, shall constitute Provider Affiliates.

Rent-a-System Picture shall mean an Animated Motion Picture or Hybrid Motion Picture with respect to which DWA acquires only a license to exercise certain rights pursuant to an arms-length agreement with an unaffiliated third party, the applicable license agreement does not obligate DWA to pay an advance or minimum guarantee for such Motion Picture and under the license agreement DWA is entitled to receive or retain a customary rent-a-system distribution fee and such unaffiliated third party is obligated either to advance, guarantee or to pay on a full recourse basis all distribution expenses which may be incurred by DWA.

Required International Territories shall mean those territories listed on Schedule 5 hereto.

Residuals shall mean, with respect to each DWA Picture, payments to third parties required (i) pursuant to collective bargaining, union or guild agreements applicable to DWA for the exploitation of such DWA Picture, including residuals, pension, health and welfare payments, and employer share of taxes, or (ii) for performance, synchronization, recording, re-use and video levies, patent, trademark and similar licenses as governmental requirements, incurred for the distribution or turning to account of such DWA Picture, or rights derived therefrom, in the case of each of clauses (i) and (ii) above, for the Home Video Exhibition of such DWA Picture throughout the Territory.

Separation Agreement shall mean the agreement dated as of October 7, 2004 by and among DWS, DWA SKG and DreamWorks Animation L.L.C. regarding the principal corporate transactions required to effect DWA SKG’s separation from DWS.

Services Agreement shall mean the agreement dated as of October 7, 2004 between DWS and DWA SKG whereby (i) DWS has agreed to provide DWA SKG with various corporate and administrative support services as enumerated therein, and such additional services that DWS and DWA SKG may identify from time to time in the future, and (ii) DWA SKG has agreed to provide DWS with certain support services as enumerated therein.

Service Term shall mean:

a. With respect to DWA Pictures Delivered to Paramount or VOH during the Output Term, the period commencing on the date such DWA Picture is first Delivered to Paramount or VOH and ending the earlier of (i) sixteen (16) years after the DWA Picture’s Theatrical Release Date in the Domestic Territory, or (ii) seventeen (17) years after Delivery of the DWA Picture;

b. With respect to Existing Pictures, the period commencing on the Effective Date and ending on the date that is sixteen (16) years after each Existing Picture’s Theatrical Release Date in the Domestic Territory, as such Theatrical Release Dates are set forth on Schedule 3;

c. With respect to DWA DTV Productions, (i) if the HV Release Date for such DWA DTV Production occurred prior to the Effective Date, the period commencing on the Effective Date and ending ten (10) years thereafter, or (ii) if such DWA DTV Production is Delivered on or after the Effective Date, the period commencing on the Delivery Date and ending the earlier of (A) ten (10) years after such DWA DTV Production’s HV Release Date in the Domestic Territory, or (B) 126 months after such DWA DTV Production is first Delivered to Paramount or VOH.

Notwithstanding the foregoing, the Service Term shall be subject to earlier termination in accordance with the terms hereof; provided that, subject to Section 11.2.c. below, (i) (A) the Service Term and this Agreement, as and to the extent they pertain to such Fulfillment Services to be rendered by Paramount or VOH, as applicable, hereunder, that are also subject to any DWA-approved Fulfillment Servicing Agreement or the requirements of a DWA-approved Third Party Service Agreement, as applicable, shall continue, and (B) such Fulfillment Services (and only such Fulfillment Services) shall continue to be rendered by Paramount or VOH, as applicable, in accordance with the terms of this Agreement, until the expiration or termination of each such DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement, as applicable, in accordance with the terms thereof.

Similar DTV Production shall mean any DTV Production that is rated (or is capable of obtaining a) “PG” or less restrictive rating.

Similar Theatrical Motion Picture shall mean any theatrical Motion Picture rated “PG” or a less restrictive rating.

Subcontractor shall mean a Person, other than a Provider Affiliate, engaged by a Provider to render fulfillment services for one or more DWA Pictures for a limited period of time, who (i) has an obligation to account to such Provider on a revenue and expenses basis with respect to the DWA Pictures, and (ii) is responsible under such Provider’s supervision for rendering services in the manufacturing, advertising, promotion, securing and fulfillment of orders, the collection of revenue and the shipping of Video Devices of such DWA Picture(s).

Subsidiary shall mean, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

Tangible Film Materials shall mean, with respect to each DWA Picture (excluding any sets, costumes, props, scenery, vehicles and equipment) and only to the extent it exists (whether coming into existence before or after such DWA Picture is Delivered) with respect to such DWA Picture, (i) all tangible physical embodiments of every kind or nature of or relating to such DWA Picture and all versions thereof, including, if applicable, the YCM separations, master prints, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, videotapes, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, video masters and all other forms of preprint elements which may be necessary or useful to produce prints or other copies or additional preprint elements, whether now known of hereafter devised), sound tracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, timers, credit-lists, music licenses, and any and all other physical properties of every kind and nature relating to each such DWA Picture in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof and (ii) to the extent related to or derived from the delivery, exhibition, distribution or other exploitation of any DWA Picture, all documents of title, including any bill of lading, dock warrant or dock receipt, all rights under any laboratory pledgeholder agreement, laboratory access agreement, warehouse receipt or order for the delivery of inventory, and also any other document or receipt which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

Tent-Pole Picture shall have the meaning commonly associated therewith in the theatrical motion picture industry in Los Angeles, California (i.e., the most significant Motion Picture(s) released by a major Motion Picture studio in a given calendar year, measured in terms of the key talent associated with the Motion Picture, the production budget thereof, P&A expenditures and related marketing and merchandising and the overall box office performance of the franchise in which such Motion Picture is contained, if applicable). For purposes of example, Mission Impossible 3 and Beowulf will each constitute a Tent-Pole Picture. For further clarification, it is acknowledged and agreed that it is unlikely that Paramount will release, in the Domestic Territory, or VOH will release, in the International Territory, more than two (2) Tent-Pole Pictures in any given calendar year (not including the DWA Pictures).

Term shall mean the period commencing on the Effective Date and continuing until expiration or earlier termination of the Service Term of all DWA Pictures.

Territory shall mean the entire universe, including:

(i) The “Domestic Territory” shall mean the territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the

Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, Nassau, Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Maarten Island, and Freeport; the Dominion of Canada and its possessions, territories and commonwealths; and all Army, Navy, Air Force, Red Cross and other national or governmental installations, diplomatic posts, camps, bases and reservations of the above mentioned countries, as well as oil rigs (including Aramco sites) and maritime facilities (and other commercial and/or industrial installations of the above mentioned countries and territories), wherever any of the aforementioned facilities or installations are located, to the extent that sales are made and/or servicing thereof is performed within the geographical areas set forth above, and all airlines and ships flying the flag of, or having the registry of, or whose principal office is located in the United States, Canada or Bermuda and other possessions, territories and commonwealths within the Domestic Territory.

(ii) The “International Territory” shall mean all geographical areas outside of the Domestic Territory.

Theatrical Exhibition shall mean, with respect to each DWA Picture, all forms of theatrical distribution, including the right to rent, lease, Exhibit, distribute or otherwise exploit the DWA Picture and any trailers thereof in commercial motion picture theatres and other venues where persons view the DWA Picture for an admission fee.

Theatrical Release Date shall mean, with respect to a DWA Picture, the date on which such picture is initially released for Theatrical Exhibition in an applicable portion of the Territory.

Third Party Service Agreement(s) shall mean any and all agreements or arrangements between Paramount, VOH or a Provider Affiliate and any Person, as a vendor or supplier of goods and/or services, such as an overall laboratory agreement or advertising agency arrangement, that facilitate the services to be provided by a Provider hereunder as well as the distribution or exploitation of Motion Pictures produced or distributed by a Provider, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Trademark License Agreement shall mean the License Agreement effective as of October 1, 2004 between DWA SKG and DWS with respect to the DreamWorks Marks as specified therein.

Transition Agreement shall mean that certain Transition Agreement dated as of January 31, 2006 among DWA SKG, Universal Studios Inc., DWS and Universal.

Universal shall mean Vivendi Universal Entertainment LLLP and any Affiliate thereof engaged in the distribution or other exploitation of Motion Pictures.

Universal Agreement shall mean the DW/Universal Studios, Inc. Master Agreement (Amended and Restated as of October 31, 2003), between DWS, Universal Studios, Inc. (“Universal Studios”) and Universal, as assignee of Universal Studios, including the Agreement Modules (as defined therein) attached as Exhibits A, B and D thereto, but excluding the Agreement Module attached as Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof.

Video Device means a videocassette, laserdisc, cartridge, videogram, tape, Digital Versatile Disc (“DVD”), Blu-ray disc, HD-DVD disc or any form of electronic storage or other format, platform or device now known or hereafter devised, intended for in-home use by members of the public and physically or electronically transported to the home or mobile device for such use that is sold or rented and physically or electronically embodies a Motion Picture for Exhibition by a playback device which causes a visual image of the Motion Picture to be seen, in a Linear fashion, and which Motion Picture appears on the screen of a television receiver or other monitor in the home, computer or comparable device (mobile or not) now known or hereafter devised, including without limitation, video downloading. CD-ROM, CD-I, video games and interactive products (including DVD interactive products containing a Motion Picture) or pictures of any type, are not Video Devices. For the avoidance of doubt, Blu-ray and HD-DVD discs are Video Devices.

Video-on-Demand or “VOD” means the exhibition of a single Motion Picture or television program distributed via any approved means of transmission (but specifically excluding Internet delivery), by means of a point-to-point telecommunications system, originating from a distance or delivered from a digital storage device and using computer information, storage, retrieval and management techniques that permit a viewer to stop and start the exhibition of such program in the discretion of the viewer and/or to view such program in a non-linear fashion on conventional television sets and/or computer terminals and where the viewer is charged on a per-program exhibition basis (as opposed to a per-service charge or subscription fee basis) for his/her election to view such Motion Picture or television program at a time scheduled by the viewer (i.e., the viewer can independently and in the viewer’s sole discretion, select his/her desired viewing time without reference to a list of possible viewing times pre-established by the service provider) and accessible by such viewer for a period of time not to exceed twenty-four (24) hours.

1.2 Terms and Usage Generally.

The definitions in Section 1.1. as used herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections and Schedules shall be deemed to be references to Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” herein and in any Exhibit and Schedule hereto shall be deemed to be followed by the phrase “without limitation”. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

1.3 Conditions Precedent. The effectiveness of this Agreement shall be subject to and conditioned upon the full satisfaction of each of the following conditions precedent:

a. Closing of the Purchase Agreement. All of the conditions to closing of the Purchase Agreement have been fully satisfied (without waiver of any of the conditions set forth in Section 2.02(a)(vii) or 2.02(a)(viii) of the Purchase Agreement) and the Closing, as defined in the Purchase Agreement, shall have occurred.

b. Termination of Universal Agreement. Subject to the terms and provisions of the Transition Agreement, Exhibit A, Exhibit B and Exhibit D of the Universal Agreement shall have been terminated (or shall be terminated immediately following (1) the payment to Universal or its Affiliates of (A) (i) the Advance Amounts, (ii) the Additional Amounts, (iii) any DW Adjustment amounts, (iv) the Special Termination Fee, and (v) the Unearned Exclusivity Fee, (in the case of (i), (ii) and (iii), as defined in the Interparty Agreement, and in the case of (iv) and (v), as defined in the Universal Agreement), (B) the Animation Advance, the Animation Additional Amounts and any DWA Animation adjustment amount (in each case, as defined in the Interparty Agreement), and (C) the Class U Redemption Amount required to fund the redemption of the Class U Preferred Stock; and (2) the occurrence of the Satisfaction Event (as such term is used in the Limited Liability Limited Partnership Agreement of Holdco, dated as of October 7, 2004, by and among M&J Dream Partnership, M&J KB Limited Partnership, DG-DW, L.P., DW Lips, L.P., DW Investment II, Inc., Lee Entertainment, L.L.C. and Vivendi Universal Entertainment LLLP) with respect to Universal), and all such amounts shall have been paid.

c. Execution of Certain Agreements. Each of the Fulfillment Services Agreement and the McDonald’s Interparty Agreement shall have been fully executed by VOH, Paramount or PPC, as the case may be.

With respect to the foregoing, DWA SKG shall pay all amounts required to be paid to Universal pursuant to Section 1.3(b)(1)(B) above on the Closing Date (or such other date directed by Paramount) at the time required by Paramount, subject to DWA SKG’s prior receipt of the amounts payable to it pursuant to Section 1.3 of the Distribution Agreement.

Section 2. Period of Fulfillment Services; Video-on-Demand.

2.1 Period of Fulfillment Services: With respect to each DWA Picture and subject to the provisions of this Section 2 (including Section 2.3 below), DWA hereby engages Paramount, on an exclusive basis in the Domestic Territory, and VOH, on an exclusive basis in the International Territory, to render the Fulfillment Services in connection with DWA’s Home Video Exhibition of the DWA Pictures in those portions of the Domestic Territory or International Territory, as the case may be, in which DWA owns or controls the Home Video Exhibition rights during the applicable Service Term, and each Provider hereby agrees to perform all such Fulfillment Services as and when requested by DWA in accordance with the terms of this Agreement; provided, that Home Video Exhibition shall be limited to (i) the exploitation of full-length versions of the DWA Pictures in their entirety for viewing in a Linear format via Home Video Exhibition; and (ii) the right to exploit trailers and clips of a DWA Picture in connection with the advertising, marketing or promotion of such DWA Picture (including promotional featurettes), subject, in each case, to DWA’s prior approval. Notwithstanding the foregoing, with respect to DWA Theatrical Pictures, DWA shall only be obligated to engage the Providers to render the Fulfillment Services in those portions of the Domestic Territory and International Territory, as the case may be, in which PPC or VOH, as applicable, exploits the Theatrical Exhibition rights in and to such DWA Theatrical Picture pursuant to the Distribution Agreement. To the extent a Provider is engaged to render Fulfillment Services in connection with any DWA Picture, DWA may elect in its sole discretion to require such Provider to render Fulfillment Services in connection with such DWA Picture for the entire initial (as determined by DWA in its absolute discretion) Home Video Exhibition cycle throughout the Domestic Territory, in the case of Paramount, and throughout the International Territory, in the case of VOH, in each case notwithstanding expiration of the Term (in which this Agreement shall remain in full force with respect to such DWA Picture for such extended period).

2.2 Video-on-Demand: In addition to the right and obligation to render Fulfillment Services in connection with DWA’s Home Video Exhibition of the DWA Pictures, DWA hereby engages Paramount, on an exclusive basis in the Domestic Territory, and VOH, on an exclusive basis in the International Territory, to service the VOD Exhibition of each DWA Picture in those portions of the Domestic Territory and International Territory, as the case may be, in which DWA owns or controls the VOD Exhibition rights during the applicable Service Term, and each Provider hereby agrees to perform all such services as and when requested by DWA in accordance with the terms of this Agreement; provided, that any such VOD Exhibition shall be limited to (i) the exploitation of full-length versions of the DWA Pictures in their entirety for viewing in a Linear format via VOD; and (ii) the right to exploit trailers and clips of a DWA Picture in connection with the advertising, marketing or promotion of such DWA Picture (including promotional featurettes), subject, in each case, to DWA’s prior approval. Notwithstanding the foregoing, with respect to DWA Theatrical Pictures, DWA shall only be obligated to engage Paramount throughout the Domestic Territory, and VOH throughout the International Territory, to render the foregoing services hereunder in those portions of the Domestic Territory and International Territory, as the case may be, in which PPC or VOH, as applicable, exploits the Theatrical Exhibition rights in and to such DWA Theatrical Picture pursuant to the Distribution Agreement.

2.3 Vesting. The appointment of the Providers to render Fulfillment Services hereunder is expressly subject to any and all rights that Universal may have in and to the DWA Pictures pursuant to the Universal Agreement, the Interparty Agreement and/or the Transition Agreement. The right to render Fulfillment Services with respect to each DWA Picture that is an Existing Picture released and distributed by DWS pursuant to the Prior Agreement prior to the Effective Date shall commence and vest in each Provider as of the Effective Date, subject to any and all mandatory and/or elective transition periods and provisions under the Universal Agreement, the Interparty Agreement and/or the Transition Agreement. The right to render

Fulfillment Services with respect to any other DWA Pictures shall commence and vest in Paramount or VOH, as applicable upon the Delivery Date of each such DWA Picture.

2.4 No Other Rights. As between Paramount, VOH and DWA, all rights not expressly granted to Paramount or VOH, as applicable, pursuant to this Agreement shall remain vested in DWA, subject to the terms of the Distribution Agreement.

2.5 Termination of Prior FS Agreement. As of the date hereof, the Prior FS Agreement shall be terminated and have no further force and effect and the parties acknowledge that no performance is due under such agreement.

Section 3. Delivery Requirements. DWA shall timely deliver to Paramount (as designee for the Providers) at DWA’s expense all pertinent Tangible Film Materials which DWA reasonably deems necessary to facilitate each Provider’s servicing obligations hereunder provided that the Providers shall have no liability whatsoever for any loss, cost or damages caused by DWA’s failure to provide customary advertising and release materials in a complete and timely manner, except and to the extent that such failure is the fault of a Paramount-provided or VOH-provided, as the case may be, service provider with whom DWA has not directly contracted for the service provided. DWA will provide the applicable Provider with any then-available release and advertising materials within sufficient time to enable such Provider to meet DWA’s advertising and release requirements hereunder. DWA will deliver to the applicable Provider a fully-executed laboratory access letter for each DWA Picture to be serviced by such Provider pursuant to this Agreement.

Section 4. Fulfillment Services.

4.1 Level of Services: Paramount’s and VOH’s fulfillment services are set forth in this Agreement and the schedules and annexes attached hereto, which together with such ancillary and miscellaneous services reasonably necessary to facilitate the successful Home Video Exhibition by DWA of the DWA Pictures, shall constitute Paramount’s and VOH’s obligations hereunder (collectively, the “Fulfillment Services”). For the avoidance of doubt, all such Fulfillment Services shall be rendered on a DWA Picture-by-DWA Picture, territory-by-territory basis as requested and directed by DWA. Each Provider, during the applicable Service Term for each DWA Picture, shall have the obligation to render the Fulfillment Services on a timely basis in each portion of the Domestic Territory and International Territory, as the case may be, designated by DWA in accordance with the then prevailing and commercially reasonable practices as applied generally to all Motion Pictures with respect to which Home Video Exhibition is serviced by or on behalf of Paramount throughout the world (which, with respect to the Event Pictures, shall be consistent with the practices applied to Tent-Pole Pictures) under similar circumstances in the applicable territories, in each case taking into account differences in production budgets, cast, genre, rating, theatrical box office and other performance metrics, local tastes and other established factors that Paramount uses in good faith on a nondiscriminatory basis to make determinations in connection with the Home Video Exhibition of Motion Pictures with respect to which Home Video Exhibition is serviced by or on behalf of Paramount throughout the world, excluding in each case, any Motion Pictures produced or directed by Steven Spielberg. Neither Provider shall have the right to refuse to render Fulfillment Services with respect to a DWA Picture in any portion of the applicable Territory designated by DWA. Notwithstanding the foregoing, with respect to each DWA Picture, each Provider shall provide DWA with a minimum level of support and services, including publicity, promotion, marketing and advertising support and services, comparable on an overall basis in quality, level, priority and quantity to the provision of support and services provided in connection with the Base Films for such DWA Picture and, to the extent, and so long as applicable and a higher standard, each DWA Picture shall be serviced consistent with the then prevailing and commercially reasonable practices as applied generally to Motion Pictures produced or distributed by or on behalf of Paramount throughout the world (which, with respect to DWA Pictures that are Event Pictures, shall be consistent with the support and services applicable to Tent-Pole Pictures) under similar circumstances in the applicable territories and media, in each case taking into account differences in production budgets, cast, genre, rating, theatrical box office and other performance metrics, local tastes and other established factors that Paramount or VOH uses in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by or on behalf of Paramount throughout the world, excluding in each case, any Motion Pictures produced or directed by Steven Spielberg; provided, Home Video Fulfillment Expenses shall be determined in accordance with Section 5 below. In addition, each Provider will develop and prepare, after meaningful consultation with DWA, strategic plans and directions for DWA Video Devices to be mutually approved by such Provider and DWA, and each Provider will use its commercially reasonable efforts to render the Fulfillment Services hereunder in accordance with such mutually-approved strategic plans and directions. Notwithstanding anything to the contrary contained herein, DWA shall be entitled to rely on the actions, discussions and instructions of Paramount with respect to the entire Territory.

Notwithstanding anything to the contrary contained herein, with respect to those Required International Territories marked with an asterisk on Schedule 5, it is understood and agreed that, as of the Effective Date, none of Paramount, VOH or any Provider Affiliate render Fulfillment Services with respect to the Home Video Exhibition of Motion Pictures in such territories and, as such, the parties hereby agree that VOH shall not be required to provide Fulfillment Services in such territories prior to September 1, 2006; provided, that (a) VOH shall use commercially reasonable efforts to provide such Fulfillment Services in one or more of such territories if and to the extent requested by DWA prior to such date (and otherwise comply with its obligations hereunder in such territories); and (b) from and after September 1, 2006, VOH shall be required to provide Fulfillment Services and otherwise comply with its obligations hereunder in such territories in accordance with the terms hereof.

In furtherance of the foregoing, Paramount shall render all customary services required for the Home Video Exhibition of the DWA Pictures throughout the Domestic Territory and VOH shall render all customary services required for the Home Video Exhibition of the DWA Pictures throughout the International Territory, in each case during the Term in a manner consistent with the terms of this Agreement, which services shall include, without limitation, the following:

a. Domestic Home Video Distribution. Paramount shall provide the services and information listed in Annex 4.1.a hereto (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) in connection with DWA’s Home Video

Exhibition of the DWA Pictures in the Domestic Territory, and such services and information shall be provided at no cost or expense to DWA except for Paramount’s retention of the Services Fee on applicable Home Video Gross Receipts. In addition, with respect to the Domestic Territory, Paramount shall (i) timely prepare and recommend, in full consultation with DWA, distribution and marketing plans and budgets, product pricing and sales policies and all other elements of Paramount’s obligations hereunder as requested from time to time by DWA for DWA’s approval; provided, however, Paramount and DWA shall mutually determine Home Video Fulfillment Expenses for the Home Video Exhibition of each DWA Picture in the Domestic Territory and in the event of a disagreement regarding such Home Video Fulfillment Expenses, Paramount’s decision shall prevail, subject to the requirements of Section 5 below; and (ii) propose, and upon DWA’s timely approval, implement such distribution and marketing plans, and street date, pricing, period of availability and applicable sales, credit, rebate, bonus and return policies on behalf of DWA Video Devices. Recommendations shall be on a DWA Picture-by-DWA Picture, country-by-country basis and shall be subject to DWA’s timely approval. Paramount shall procure, supervise and develop all artwork, ads, point of sale and any other sales or promotional materials, implement the usage thereof pursuant to the marketing plans approved by DWA, and update such materials from time to time as reasonably directed by DWA.

b. International Home Video Distribution. VOH shall provide the services and information listed in Annex 4.1.b (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) hereto in connection with DWA’s Home Video Exhibition of the DWA Pictures in the International Territory, and such services and information shall be provided at no cost or expense to DWA except for VOH’s retention of the Services Fee on applicable Home Video Gross Receipts. In addition, for each of the International Territories, VOH shall (i) timely prepare and recommend, in full consultation with DWA, distribution and marketing plans and budgets, product pricing and sales policies and all other elements of VOH’s obligations hereunder as requested from time to time by DWA for DWA’s approval; provided, however, VOH and DWA shall mutually determine Home Video Fulfillment Expenses for the Home Video Exhibition of each DWA Picture in the International Territory, and in the event of disagreement regarding such Home Video Fulfillment Expenses, VOH’s decision shall prevail, subject to the requirements of Section 5 below; and (ii) propose, and upon DWA’s timely approval, implement such distribution and marketing plans, and street date, pricing, period of availability and applicable sales, credit, rebate, bonus and return policies on behalf of DWA Video Devices. Recommendations shall be on a DWA Picture-by-DWA Picture, country-by-country basis and shall be subject to DWA’s timely approval. VOH shall procure, supervise and develop all artwork, ads, point of sale and any other sales or promotional materials, implement the usage thereof pursuant to the marketing plans approved by DWA, and update such materials from time to time as reasonably directed by DWA.

c. Video-on-Demand. Paramount or VOH, as applicable, shall provide the services and information listed in Annex 4.1.c (which shall be negotiated in good faith by the parties, comparable with the services provided by DWS to DWA prior to the Effective Date, within ninety (90) days of the Effective Date) hereto in connection with DWA’s exploitation of the DWA Pictures via Video-on-Demand in the Domestic Territory and the International Territory, as the case may be, and such services and information shall be provided at no cost or expense to DWA except for Paramount’s or VOH’s, as applicable, retention of the Services Fee on applicable Home Video Gross Receipts.

d. Additional Services. Without limiting anything set forth in this Agreement and in addition to the services set forth herein and in Annexes 4.1.a, 4.1.b and 4.1.c, each Provider agrees with respect to its applicable Territory to render the following in connection with DWA’s Home Video Exhibition of the DWA Pictures:

(i) Third Parties. Procure the goods and services of third parties for DWA Video Devices that are customarily utilized by Paramount for Fulfillment Services in connection with Video Devices embodying Paramount Motion Pictures.

(ii) Media. Make available Paramount inventoried media pursuant to an approved marketing plan on behalf of DWA Video Devices, on a non-discriminatory basis as compared to Motion Pictures owned or controlled by Paramount.

(iii) Communications. Set up appropriate direct communication channels and procedures between DWA, on the one hand, and Paramount and VOH on the other (and between DWA, on the one hand, and Paramount’s and VOH’s offices, appropriate management employees and staff, on the other hand) and with appropriate third parties rendering goods or furnishing services through Paramount, for and on behalf of DWA Video Devices. Advise officers and appropriate management employees engaged in any aspect of Paramount’s or VOH’s home video business that the Fulfillment Services are subordinate to DWA’s rights hereunder and that they should fully cooperate with DWA’s exercise of such rights.

(iv) Pick/Pack/Ship. The Providers will render all so-called “pick/pack/ship” services required by DWA for DWA Video Devices.

e. Information. To the extent it exists, and subject to the requirements of any applicable law, decree or government regulation and any third party rights, each Provider shall furnish, and shall cause Paramount’s controlled Affiliates to furnish:

(i) All Information (as defined below) as to the DWA Pictures, to the extent similar Information as to Motion Pictures produced or distributed by or on behalf of Paramount throughout the world or Motion Pictures produced by any third party is available such Provider;

(ii) All Information (including Information about the release of other Motion Pictures in the Territory) that is made generally available to such Provider (by any Person, including any Subcontractor);

(iii) All Information as to Motion Pictures produced or distributed by or on behalf of Paramount throughout the world, to the extent similar Information is available to such Provider with respect to the DWA Pictures; provided such Information: (A) shall only be furnished upon written request from DWA; (B) shall be restricted to Information required by DWA for a bona fide business purpose under this Agreement (e.g., optimal release scheduling, verification of most favorable terms as specified in this Agreement, including terms related to services, pricing, costs, comparable accounts and collection of revenues therefrom, etc.); and (C) shall not be furnished to DWA if in such Provider’s good faith business judgment, such disclosure would constitute a violation of any applicable law, decree, government regulation, or constitute a violation of any third party right;

(iv) All Information as to the DWA Pictures that is available to either Provider (including from any Subcontractor); and

(v) All other Information as may be reasonably required by DWA, including, without limitation, MPAA, MPA and other trade association publications and reports (except to the extent distribution to DWA is prohibited by such trade association); irrespective of whether such Information is customarily provided by a fulfillment services provider and; provided, however, that if such Provider is required to incur any additional costs (of which such Provider notifies DWA in advance) for outside personnel that are required to be engaged solely in order to furnish any such additional Information which is not included within the scope of services required to be rendered to DWA under this Agreement, such Provider shall not be required to furnish such additional Information unless DWA pre-approves such costs and agrees to reimburse such Provider for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such additional Information is supplied [subject to DWA’s prior approval] to any party other than DWA). Any dispute as to whether such additional Information is within the scope of services required to be rendered to DWA hereunder will be subject to dispute resolution pursuant to Section 23 of this Agreement.

(vi) As used herein, “Information” shall mean all tangible (i.e., excluding only staff meetings, phone conversations and similar conversations which are not reduced to written or other tangible form) information, data, reports, agreements and other documents including, without limitation, all outright sales proposals for the Outright Sales of a DWA Picture, direct access to the theatrical database for each DWA Picture on a territory-by-territory basis, competitive HV Release Dates, advertising expenses, copies of all outside sourced market surveys, updates and analysis, etc., whether distributed on paper, electronically and/or through any other means (e.g., DWA shall be put on the distribution lists for such information). The Information shall be provided consistent with the frequency and timeliness with which the Information (or similar material) is created by, or supplied to, a Provider, or otherwise as DWA shall reasonably request; provided, however, that if such Provider is required to incur any additional costs (of which such Provider notifies DWA in advance) for outside personnel that are required to be engaged solely in order to furnish Information more frequently or quickly (if possible) than the Information (or similar material) is supplied to either Provider and such increased frequency or quickness is not included within the scope of services required to be rendered to DWA under this Agreement, such Provider shall not be required to furnish such Information with such increased frequency or quickness as requested unless DWA pre-approves such costs and agrees to reimburse such Provider for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such increased frequency or quickness is also accorded [subject to DWA’s approval] to any party other than DWA). Any dispute as to whether such increased frequency or quickness is within the scope of services required to be rendered to DWA hereunder will be subject to dispute resolution pursuant to Section 23 of this Agreement.

(vii) Notwithstanding anything in this Section 4.1.e. to the contrary, in no instance shall Information include (and neither Provider shall be required to provide) (A) internal financial information of the Providers, or (B) Information that is not related to the exploitation and performance of Motion Pictures or the costs of distribution.

f. Reports: In addition to the Information set forth in Section 4.1.e above, to the extent available and subject to the requirements of law, each Provider shall provide DWA with access to all information, data, reports, agreements and other documents created by such Provider on a state-by-state and country-by-country and territory-by-territory basis relating to DWA Video Devices (e.g., DWA shall be put on the regular routing lists for such information) such that DWA shall receive the same concurrently with such Provider (except only the internal financial statements of such Provider which do not relate to the sales or performance of such Video Devices or costs of rendering the Fulfillment Services) and with such frequency as specified herein or otherwise reasonably requested by DWA, including with respect to the following general categories: marketing, distributing, financing and operations. Subject to the foregoing provisions of this Section 4.1.f, the reports (or similar reports) created by, or supplied to, each Provider, include, but are not limited to, the following reports:

(i) Trade Reports. Monthly Trade Reports from the National Association of Video Dealers and all other reports and information which relate, in whole or in part, to the manufacturing, distribution, advertising and/or exploitation of DWA Video Devices which are supplied to each Provider from any trade or industry of which such Provider is a member or subscriber or which otherwise provides such reports and information by such Provider as and when received by such Provider, except to the extent distribution to DWA is prohibited by such trade association.

(ii) Taxes/Currency Transactions. Reports of any taxes paid on DWA’s behalf and/or any currency transactions made on DWA’s behalf, in such detail and at such frequency as DWA shall reasonably require to the extent the same is not regularly included in Payment Reports;

(iii) Currency Exchange. Each Provider shall provide to DWA a monthly (or more frequently as DWA may from time to time require) breakdown of rate of exchange adjustments to Home Video Gross Receipts on a country-by-country basis;

(iv) Legal. Reports or information which pertain to home video security interests imposed on third parties or reports of audits and the audit itself conducted directly or indirectly by each Provider with respect to which such Provider shall, at DWA’s request, include DWA Video Devices.

(v) Research Reports. Non-title-specific domestic and/or international market research studies relating to Home Video Exhibition, if commissioned or performed by either Provider, shall be paid for by such Provider and shared with DWA. Each Provider shall include DWA Pictures in any family entertainment business home video market research that such Provider commissions and shall share such research reports with DWA; provided, that DWA shall reimburse such Provider for any incremental costs expended by such Provider, with the prior approval of DWA, that relate solely to the inclusion of any DWA Pictures in such research reports.

(vi) Additional Documents. Each Provider shall furnish, and cause its Provider Affiliates to furnish, such additional information and documents as may be reasonably required by DWA.

g. MTV Networks Promotion. Each DWA Picture shall be promoted, marketed and advertised on the MTV Networks (including, without limitation, Nickelodeon) in accordance with Paramount’s then prevailing practices as applied generally to all Motion Pictures produced or distributed by or on behalf of Paramount throughout the world (which, with respect to the Event Pictures, shall be consistent with Paramount’s Tent-Pole Pictures). The rates charged by the MTV Networks for such promotion, marketing and advertising shall be ***

h. Premiums; Promotional Items. Notwithstanding anything to the contrary in this Agreement, DWA retains (and reserves for itself) the right to render, or cause to be rendered, all fulfillment services and related activities in connection with its right to sell or otherwise distribute DWA Video Devices as promotional or premium items in connection with a so-called commercial tie-in arrangement or otherwise (including, but not limited to, sale of DWA Video Devices at a fast food restaurant such as McDonald’s or Burger King, or at any other business not regularly in the business of selling or renting Video Devices, whether or not the purchaser of such DWA Video Device must also purchase one of such business’ normal products); or for use in or by schools, or community, religious or charitable institutions; or for use in so-called award campaigns, and any amounts received in connection therewith shall be excluded from Home Video Gross Receipts; provided, however, that DWA may in its sole discretion delegate in writing to a Provider the rendering of the Fulfillment Services in connection with these rights, in which event such Provider shall carry out DWA’s instructions and any amounts received which are directly attributable to such Fulfillment Services shall be included in Home Video Gross Receipts. If a Provider renders Fulfillment Services per the preceding sentence in connection only with part of a premium or promotional deal, as requested by DWA, then such Provider’s Service Fees shall be calculated only on that portion of the Home Video Gross Receipts directly attributable to such Provider’s rendition of Fulfillment Services.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested by DreamWorks Animation SKG, Inc. with respect to the omitted portions.

4.2 Approvals and Controls:

a. HV Release Dates / Home Video Exhibition: DWA shall have the right to designate and approve the HV Release Date in the Domestic Territory for each DWA Picture and shall approve the HV Release Date for each DWA Picture in each of the Required International Territories. DWA shall notify Paramount of the provisional HV Release Date for each DWA Picture in the Domestic Territory at least twelve (12) months prior to such HV Release Date (or such shorter period if the provisional HV Release Date is within twelve (12) months from the Effective Date). VOH shall be kept fully informed of any proposed or scheduled change in any provisional HV Release Date and shall receive not less than four (4) months notice of the designated HV Release Date in the Major International Video Territory. Once DWA has designated an HV Release Date for a DWA Picture in the Domestic Territory (whether tentative or firm), VOH shall provide DWA with a schedule of proposed HV Release Dates for such DWA Picture in each of the Required International Territories within thirty (30) days of DWA’s designation of the Domestic Territory HV Release Date for such DWA Picture. Each Provider shall provide DWA with no less than three (3) days prior written notice of its intent to designate a HV Release Date for a Tent Pole Picture and shall consult with DWA during such three (3) day period. Neither Provider shall designate, or permit the designation of, a HV Release Date for any such Tent Pole Picture until the expiration of such three (3) day period. Upon the expiration of such period, Paramount or VOH may designate and publicly announce a HV Release Date for such Tent Pole Picture, subject to the terms of Section 4.2.b. below, and once a Provider has so designated and publicly announced a HV Release Date for such Tent Pole Picture, DWA shall not schedule an HV Release Date for any DWA Picture in any portion of the applicable Territory that would conflict with the holdback restrictions set forth in Section 4.2.b. as they pertain to such Tent Pole Picture in the applicable portion(s) of the Territory. Once an HV Release Date is designated by DWA in any portion of the Territory, Paramount in the case of the Domestic Territory, and VOH in the case of the International Territory, shall in each case, as applicable, ensure that such Release Date is not moved for any reason without DWA’s prior approval.

b. Holdbacks: Paramount agrees not to commence or authorize the commencement of the initial Home Video Exhibition of any Similar Theatrical Motion Picture or Similar DTV Production in the Domestic Territory and VOH agrees not to commence or authorize the commencement of the initial Home Video Exhibition of any Similar Theatrical Motion Picture or Similar DTV Production in each of the Major International Video Territories during the “HV Release Week” in which the applicable HV Release Date occurs for each DWA Picture in the Domestic Territory and in each of the Major International Video Territories. “HV Release Week” with respect to HV Release Dates shall mean the period Monday through Sunday, inclusive. In addition, DWA further acknowledges that the holdback restrictions applicable to the HV Release Date in each of the Major International Video Territories may be inappropriate or impracticable to enforce because of the contractual rights of third parties pursuant to DWA-approved Fulfillment Servicing Agreements or DWA-approved Third Party Service Agreements, as applicable, or the inability of VOH to enforce such holdbacks because of established custom and practice and historical course of dealing under DWA-approved Fulfillment Servicing Agreements or DWA-approved Third Party Service Agreements, as applicable (in each case existing as of the Effective Date). In such event, VOH shall keep DWA fully informed of all proposed home video release dates for its Similar Theatrical Motion Pictures and Similar DTV Productions, if applicable, to enable DWA to schedule HV Release Dates for its DWA Pictures in each of the Major International Video Territories.

c. No Editing: Except as set forth below and subject to each DWA-approved Fulfillment Servicing Agreement and DWA-approved Third Party Service Agreement, neither Paramount nor VOH shall have the right to cut, alter, edit or change any DWA Picture (or its title) for Home Video Exhibition without the prior consent of DWA. Subject to any third party contractual restrictions and applicable guild requirements, Paramount or VOH, as applicable, may alter or edit each DWA Picture and its title solely to the extent necessary to comply with import, censorship or legal requirements in each country or region in the Domestic Territory or the International Territory, as the case may be. DWA shall have first opportunity to alter or edit each DWA Picture and shall exercise its approval rights hereunder in a manner so as not to frustrate the provision of Fulfillment Services by the Providers hereunder. Nothing herein shall require either Provider or any Subcontractor to violate any applicable law or governmental regulation anywhere in the Domestic Territory or the International Territory, as the case may be. In no event shall Paramount or VOH delete contractual credits or any DWA Picture’s copyright notice. Neither of the Providers shall add trailer, commercial or other material to any DWA Video Devices without DWA’s prior written consent.

d. Multiple Picture Agreements; Output Agreements. Paramount and VOH shall use all commercially reasonable efforts to include the DWA Pictures in joint, multiple picture, output, and package service agreements entered into with respect to other Motion Pictures owned or controlled by Paramount, VOH or any other controlled Affiliate of Paramount. DWA shall have the right to approve any joint, multiple pictures, output or package service agreements that include one or more DWA Pictures or one or more Motion Pictures. Each Provider shall fully consult with DWA prior to commencing negotiations for any such service agreements. If a Provider proposed to include one or more DWA Pictures in a group with other Motion Pictures and DWA objects to the terms applicable to the DWA Picture(s), then notwithstanding DWA’s objection, such Provider shall have the right to consummate such transaction, provided DWA may elect to exclude the DWA Picture(s) therefrom. If the DWA Pictures are not included in any such joint, multiple picture, output or package service agreement, each Provider shall nevertheless be obligated to render the Fulfillment Services with respect to the applicable DWA Pictures in accordance with the terms of this Agreement and such Provider shall use all commercially reasonable efforts, on an on-going basis, to conclude one or more agreements for the servicing of the applicable Fulfillment Services to the applicable DWA Pictures in the applicable portions of the Domestic Territory or International Territory, as the case may be, in a timely fashion.

e. Release Requirements. Paramount and VOH shall render Fulfillment Services with respect to each DWA Picture in each portion of the Domestic Territory and/or International Territory, as the case may be, in a manner so as to satisfy the obligations of, and qualify each DWA Picture for inclusion under, each DWA-approved Fulfillment Services Agreement and each DWA-approved Third Party Service Agreement. Without limiting the generality of the foregoing, with respect to DWA-approved Fulfillment Services Agreement and

DWA-approved Third Party Service Agreements entered into by DWS prior to the Effective Date, Paramount and VOH shall render Fulfillment Services with respect to each DWA Picture in strict accordance with the terms thereof.

f. Outright Sales. No Outright Sale with respect to any DWA Picture is permitted hereunder without DWA’s prior written consent.

g. Exercise of DWA Approvals: For each DWA Picture, DWA’s approval rights shall include the right to approve: servicing and marketing plans; product pricing and sales policies; street date, period of availability and applicable sales, credit, rebate, bonus and return policies; packaging; arrangement with third party suppliers, such as laboratory, dubbing, duplication, manufacturing, advertising, marketing, publicity and packaging arrangements, printers, designers, production houses and related vendors and suppliers; and compression and authoring; and all creative matters relating to the development, production and distribution of the DWA Pictures, including any and all Marketing Materials (such as trailer and advertising content, key artwork, bonus materials for Video Devices, clips to be included in any product reels. DWA shall designate and approve any and all formats (e.g., Blu-ray, DVD-HD) utilized in connection with the Home Video Exhibition of the DWA Pictures. Notwithstanding anything to the contrary contained in this Agreement, including this Section 4, once DWA provides its approval over a certain matter (whether related to an agreement, deal parameters, release methodology, HV Release Date, release pattern, budget, edit, cut, preview, version, sales policy, supplier, marketing or promotional campaign, or otherwise), a Provider shall have the right to fully rely on such approval (unless prior to such reliance DWA notifies either Provider in accordance with Section 31. below that such approval is withdrawn), and such Provider shall not be deemed in breach of this Agreement for any act or omission of such Provider (or any Affiliate, Subcontractor or licensee) that is materially consistent with any approval (that is not timely withdrawn) provided by DWA.

4.3 Advertising and Credits: To the extent credits are used in publicity and advertising under the control of Paramount or VOH in connection with a DWA Picture, Paramount and VOH agree to accord credit to those Persons to which DWA is contractually obligated to accord credit, in such form as DWA may direct consistent with applicable guild and union requirements; provided, credits for each DWA Picture shall include all credits required pursuant to the DWA-approved Fulfillment Servicing Agreements and DWA-approved Third Party Service Agreements. Paramount and VOH agree to honor and to use commercially reasonable best efforts to cause its respective Subcontractors and third party service providers to honor and comply with all such contractual credit obligations. Neither Paramount nor VOH shall alter the credits on the DWA Pictures without DWA’s prior written approval.

4.4 Trailers and Publicity Materials: Paramount or VOH, as applicable, shall be solely responsible for the creation and preparation of all home video trailers, and all other advertising, marketing, publicity and promotional materials (“Marketing Materials”) for the DWA Pictures. All basic Marketing Materials, including all key-art, creative campaigns and content thereof, in-store creative, value-added content, coop media plans and advertising, television and print spots, media buys, ads, point of sale and any other sales and promotional materials, and all communications to the press and press releases, shall be submitted to DWA for its timely suggestions and approvals. Neither Paramount nor VOH shall be liable for any losses, claims or damages suffered by DWA as a direct result of DWA’s failure to timely provide such suggestions and approvals. Paramount and VOH agree that DWA shall have the right to access and use such Marketing Materials, without charge, for such use as DWA may reasonably request in connection with its reporting to investors, institutional publicity and similar matters; provided, that DWA shall reimburse the applicable Provider for the direct incremental costs of additional copies of such Marketing Materials arising from such request that the applicable Provider would not otherwise have incurred. Paramount or VOH, as applicable, shall secure copyright in the name of DWA and Paramount or VOH, as applicable (or an Affiliate of Paramount or VOH designated by Paramount or VOH, as applicable) for Marketing Materials prepared by Paramount or VOH and/or any Provider Affiliate for any DWA Picture. DWA shall approve the use of home video trailers from the DWA Pictures on other Motion Pictures serviced by Paramount or VOH and vice-versa.

4.5 Marketing Restrictions: Without DWA’s prior consent, neither Provider shall engage in any cross-marketing, cross-promotion, cross-merchandising, joint advertising, joint marketing, Commercial Tie-In and Promotional Rights arrangements, product placement or joint servicing activities (including with respect to home video incentive programs or home video marketing programs) (collectively “Cross-Promotional Campaigns”) in connection with any element of a DWA Picture and any other Motion Picture or product owned or serviced by a Provider or by any third party. Notwithstanding the foregoing, the Providers and their Subcontractors and third party service providers shall have the right (i) to include the DWA Pictures in Cross-Promotional Campaigns consistent with prior practices, e.g., marketing reels, trade conventions and trade promotions such as those involving the Existing Pictures, and (ii) to employ Cross-Promotional Campaigns solely in connection with two (2) or more DWA Pictures. In addition to the foregoing, neither Provider shall use any elements or characters from the DWA Pictures for any corporate promotional purposes or to advertise or promote any business or activity of such Provider not directly related to the DWA Pictures without DWA’s prior written approval.

4.6 Subcontracting:

a. Paramount and VOH, as the case may be, may render the Fulfillment Services with respect to the DWA Pictures either directly, through Provider Affiliates or subject to DWA’s prior written approval (not to be unreasonably withheld) in each instance, through Subcontractors and other third party service providers; provided that each Provider agrees that it will not engage a Subcontractor or third party service provider (i) in the United States; or (ii) in any portion of the Territory, unless all or substantially all of the Motion Pictures released for Home Video Exhibition in the United States by Paramount or a controlled Affiliate thereof (including Tent-Pole Pictures) are subcontracted or fulfilled in such portion of the Territory. If, pursuant to a DWA-approved Fulfillment Servicing Agreement, a DWA Picture is not designated by such Subcontractor or third party service provider for Home Video Exhibition in any portion of the Territory (e.g., is determined not to be financially viable for Home Video Exhibition in a specific country), Paramount or VOH, as applicable, shall use all commercially reasonable efforts, on an ongoing basis, to engage a substitute Subcontractor or third party service provider in a timely fashion to service the DWA Picture in the applicable portion of the Territory; provided, however, the terms of such Fulfillment Servicing Agreement shall be subject to DWA’s prior approval.

b. DWA shall have the right to approve the duration and terms of any and all Subcontracting and third party service agreements entered into by the Providers, whether with a Provider Affiliate or any other Person. If DWA does not approve the terms of such agreement applicable to the DWA Pictures, the applicable Provider may enter into such agreement with respect to its own Motion Pictures but such arrangements will not apply to the DWA Pictures. The CJ Agreement, the Kadokawa Agreement, and the Fulfillment Servicing Agreements with Subcontractors and third party service providers, all of which are listed on Schedule 1, are preapproved by DWA. For the avoidance of doubt, DWA shall have the right to approve any amendment, restatement, replacement, extension (including the exercise of any option) or other modification of any DWA-approved Fulfillment Servicing Agreement.

c. The breach by a Subcontractor or third party service provider (or any successor to any Subcontractor or third party service provider) of any (i) DWA-approved Fulfillment Servicing Agreement entered into after the Effective Date; or (ii) DWA-approved Fulfillment Servicing Agreement entered into in any territory previously distributed by or on behalf of Universal (irrespective of the date of such agreements), shall constitute a breach of this Agreement only if such breach by such Subcontractor or third party service provider is not cured by such Subcontractor or third party service provider (or by the applicable Provider on behalf of such Subcontractor or third party service provider) within the applicable cure periods set forth in Section 11.1 below with respect to a breach by the Providers. No breach by a Subcontractor or third party service provider (or any successor to any Subcontractor or third party service provider) of any other DWA-approved Fulfillment Servicing Agreement existing as of the Effective Date shall constitute a breach by the Providers of this Agreement; provided, however, DWA shall have the right to take such action as set forth in Section 4.13 below with respect to such breach by a Subcontractor or third party service provider.

d. DWA shall have the right, but not the obligation, to designate the Universal Agreement, and/or any transition services agreement entered with Universal (by DWS or directly by DWA or DWA SKG) in connection with the termination of the Universal Agreement (including the Transition Agreement), as a Fulfillment Servicing Agreement and to require Paramount and/or VOH to service such Fulfillment Servicing Agreement in accordance with the terms of this Agreement for the duration of any such transition period.

e. The license agreements with the indicated Licensee Affiliates listed on Schedule 1A are hereby preapproved by DWA. Paramount agrees that such license agreements shall not negatively impact DWA’s rights hereunder. Paramount further agrees to consider in good faith and accept any reasonable modifications proposed by DWA prior to February 10, 2006 to the extent such modifications do not adversely affect the overall economic or tax structure of the transactions contemplated hereby.

4.7 Servicing Costs: Except as expressly provided herein, including Section 5.2 with respect to Additional Home Video Fulfillment Expenses and Section 6.2 with respect to Residuals and Contingent Compensation, Paramount or VOH, as the case may be, shall be solely responsible for advancing all costs of advertising, promoting, marketing, manufacturing, shipping and servicing the DWA Pictures, including all service fees paid to Subcontractors and all Home Video Fulfillment Expenses.

4.8 DWA Consultation Rights: Paramount and VOH shall fully consult with (or seek approval from DWA [if applicable as set forth herein]) and give due consideration to the reasonable requests of DWA concerning advertising, marketing, publicity and Fulfillment Services matters in connection with each DWA Picture. Without limiting the generality of the foregoing, DWA and Paramount or VOH, as the case may be, shall have mutual approval over the worldwide organization and staffing of home video personnel servicing each DWA Picture. The foregoing approval and consultation rights and conditions are in addition to and do not derogate, impair, restrict or otherwise adversely affect any of DWA’s approvals and controls set forth in this Agreement. All services arrangements with respect to the DWA Pictures shall be made in a manner consistent with good faith business practices as applied generally to comparable Motion Pictures serviced by or on behalf of Paramount throughout the world under similar circumstances in the applicable territories and on a nondiscriminatory basis, excluding in each case, any Motion Pictures directed by Steven Spielberg.

4.9 DWA Fulfillment Services Representative: DWA shall have the right to appoint one or more individuals to serve as a fulfillment services representative (the “DWA Representative[s]”) to: (i) monitor the marketing and servicing of the DWA Pictures and the expenditure of Home Video Fulfillment Expenses; (ii) access and review each Provider’s books and records relating to the servicing of the DWA Pictures; (iii) monitor each Provider’s compliance with DWA’s approvals, consultation rights, designations and controls; (iv) meet regularly with each Provider’s marketing and fulfillment services personnel; (v) attend regularly scheduled marketing meetings related to the DWA Pictures; and (vi) engage in related activities. Each Provider will provide DWA Representatives with periodic briefings on marketing matters and upon request, shall provide DWA Representatives with full and complete information relating to anticipated Home Video Gross Receipts, marketing costs and budgets, expenditures of Home Video Fulfillment Expenses and market research studies relating to the DWA Pictures. Paramount shall provide the DWA Representatives with suitable offices at Paramount’s company facilities without charge to DWA. DWA shall be solely responsible for the salary, fringes and expenses of the DWA Representatives. DWA shall not appoint more than five (5) individuals to concurrently serve as the DWA Representatives without obtaining the prior consent of the applicable Provider.

4.10 Direct Access to Personnel. DWA and the DWA Representatives shall have the right to access and to communicate directly with (i) all of Paramount’s and VOH’s management staff and employees engaged in any aspect of providing the Fulfillment Services in connection with DWA’s Home Video Exhibition of the DWA Pictures anywhere in the Territory, and (ii) to the same extent as Paramount or VOH and subject to the terms of each applicable DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement, as applicable, all officers, management staff and employees of Subcontractors or third party service providers engaged in any aspect of providing the Fulfillment Services in connection with DWA’s Home Video Exhibition of the DWA Pictures anywhere in the Territory, including in each case any personnel or representatives based in local, regional or international exchanges or offices in all regions of the Domestic Territory and in each country in the International Territory (collectively “Servicing Personnel”). Each Provider shall endeavor (and shall cause the Servicing Personnel) to convene regular (i.e., no less frequently than weekly) meetings with DWA personnel and be available to consult with DWA and the DWA Representatives at reasonable times for purposes of formulating, coordinating and implementing the marketing, servicing and other plans and strategies pertaining to the DWA Pictures, (y) to cooperate fully with DWA and the DWA Representatives and (z) to provide DWA with all Information available to such Servicing Personnel pursuant (and subject) to Section 4.1.e. DWA will endeavor in good faith to keep the Providers fully informed of, and involved in, all direct communications with Subcontractors or third party service providers.

4.11 Vendor/Supplier Arrangements:

a. The Providers shall have the right and (to the extent entitled to do so pursuant to the applicable third-Person contracts) obligation to cause the DWA Pictures to be included in any DWA-approved Third Party Service Agreement. DWA shall have the right of prior reasonable approval of the duration and terms of each Third Party Service Agreement as they pertain to the DWA Pictures. In the event DWA does not approve of any such Third Party Service Agreement, Paramount and VOH shall have the right (and obligation) in accordance with the terms of this Agreement, on an ongoing basis, to use all commercially reasonable efforts, to enter into a substitute Third Party Service Agreement in a timely fashion with respect to the provision of the applicable Fulfillment Services for such DWA Picture(s). The Third Party Service Agreements (and the duration and terms thereof) listed on Schedule 4 are preapproved by DWA. Any amendment or modification of a DWA-approved Third Party Service Agreement that materially affects one or more DWA Pictures, and any extension of a DWA-approved Third Party Service Agreement that includes one or more DWA Pictures shall require DWA’s prior written approval. Subject to the foregoing, the DWA Pictures shall be included in such DWA-approved Third Party Service Agreements on a non-discriminatory basis as compared to comparable Motion Pictures with respect to which fulfillment services are rendered by or on behalf of Paramount under similar circumstances in the applicable territories, excluding only Motion Pictures directed or produced by Steven Spielberg. Any allocations between Paramount’s or VOH’s Motion Pictures and the DWA Pictures shall be made in accordance with and pursuant to Section 8.4.c below.

b. Each Provider shall enter into contracts with respect to DWA Video Devices in its own name (subject to DWA’s right to approve the terms of such contracts) or as otherwise requested by DWA, with intermediary distribution entities (e.g., SuperComm and Rentrak) and retail accounts (e.g., video chains and stores), general merchandise stores (e.g., Wal-Mart, K-Mart, supermarkets) and similarly situated parties who are or may reasonably be expected to be Video Device customers of Paramount or VOH. All revenue directly attributable to the actual sale of DWA Video Devices pursuant to such contracts shall be included in applicable Home Video Gross Receipts for the purpose of determining each Provider’s Service Fees; provided, however, that with respect to sale advances, each Provider shall be entitled to its Service Fee, as applicable, to the extent such advance is earned out by the actual sale of DWA Video Devices.

4.12 Distribution Arrangements: Each Provider will use its commercially reasonable best efforts to cause all business arrangements between Paramount or VOH, as applicable, and third parties (e.g., retailers, wholesalers, vendors, suppliers or intermediary suppliers of Video Devices), pertaining in whole or in part to the DWA Pictures to “piggyback” on the terms and conditions applicable to Motion Pictures owned or controlled by Paramount or VOH, as applicable, and at a minimum to be no less favorable generally than the terms and conditions applicable to comparable Motion Pictures serviced by or on behalf of Paramount throughout the world. All such business arrangements shall be applied to the DWA Pictures on a nondiscriminatory basis. Motion Pictures directed or produced by Steven Spielberg are excluded from the foregoing requirements, as are premiums, or other consideration applicable to specific categories of Motion Pictures set forth in any DWA-approved Fulfillment Servicing Agreements or DWA-approved Third Party Service Agreements, as applicable.

4.13 Fulfillment Servicing Agreement: Each Provider shall have the right (and obligation) to enter into Fulfillment Servicing Agreements and to include the DWA Pictures in any such arrangement; provided subject to Section 7.5 below, DWA shall have the right of prior reasonable approval of the duration and terms of each Fulfillment Servicing Agreement as it pertains to the DWA Pictures. DWA hereby approves the CJ Agreement, the Kadokawa Agreement, and the Fulfillment Servicing Agreements listed on Schedule 1, including the duration and terms of each such Fulfillment Servicing Agreement. Any amendment or modification of a DWA-approved Fulfillment Servicing Agreement that materially affects one or more DWA Pictures, and any extension of a DWA-approved Fulfillment Servicing Agreement that includes one or more DWA Pictures shall require DWA’s prior written approval. All such arrangements that apply, in whole or in part, to the DWA Pictures shall be substantially equivalent on an overall basis to the terms and conditions applicable to Motion Pictures owned or controlled by Paramount or its controlled Affiliates throughout the world, which generate (or at the time such business relationship[s] were made, were projected based on established forecast methodology to generate) comparable theatrical box office revenue or otherwise produce comparable revenue under similar circumstances in the applicable territories. Each Provider shall be responsible for any third party breach of any (i) DWA-approved Fulfillment Servicing Agreement entered into after the Effective Date; or (ii) DWA-approved Fulfillment Servicing Agreement entered into in any territory previously distributed by or on behalf of Universal (irrespective of the date of such agreements). Notwithstanding the foregoing, a Provider shall not be responsible for any third party breach of any other DWA-approved Fulfillment Servicing Agreement entered into prior to the Effective Date; provided that any claims, losses or causes of action (collectively “Claims”) arising from such breach and related to a DWA Picture shall, subject to the terms of the applicable DWA-approved Fulfillment Servicing Agreement, be assigned to DWA, or DWA shall have the right (at DWA’s expense) to cause a Provider to take such action as DWA deems reasonably necessary to resolve such Claims. Paramount or VOH shall notify DWA of any breach or alleged breach of any DWA-approved Fulfillment Servicing Agreement and any bankruptcy filings of any party to a DWA-approved Fulfillment Servicing Agreement, promptly following such Provider becoming aware of any such event. Any recoveries (net of expenses) from the prosecution or settlement of any Claims that would have been accounted for pursuant to the terms of a DWA-approved Fulfillment Servicing Agreement shall be included in Home Video Gross Receipts, provided no Services Fee shall be charged on any recoveries (e.g. punitive damages) that would not otherwise constitute revenue derived from Home Video Exhibition of the DWA Pictures. In connection with each DWA Picture and subject to the terms of each DWA-approved Fulfillment Servicing Agreement, DWA and the applicable Provider shall jointly exercise any approval and consultation rights available under such DWA-approved Fulfillment Servicing Agreement; provided, the foregoing shall not impair, restrict or derogate from the rights of such Provider as set forth in this Agreement, including such Provider’s right to mutually approve (and its tie breaker rights with respect to) Home Video Fulfillment Expenses hereunder. In connection with each DWA Picture and subject to the terms of each DWA-approved Fulfillment Servicing Agreement: (i) in accordance with Section 4.10 above, DWA shall have the right to communicate directly with, and have full access to, all officers, appropriate management employees, staff and personnel engaged in any aspect of servicing the DWA Pictures as provided to Paramount or VOH under each DWA-approved Fulfillment Servicing Agreement; (ii) DWA shall receive in a timely fashion all Home Video Exhibition information and other materials pertaining in whole or in part to the DWA Pictures that are received by Paramount or VOH from Subcontractors and other parties to the DWA-approved Fulfillment Servicing Agreements; and (iii) each Provider, in the exercise of its good faith business discretion, shall use commercially reasonable best efforts to audit the accountings or financial records provided or available under each DWA-approved Fulfillment Servicing Agreement and the reasonable out-of-pocket audit costs shall be charged as Home Video Fulfillment Expenses hereunder; provided, in the event such audit involves one or more DWA Pictures and other Motion Pictures produced or distributed by Paramount or VOH, as applicable, DWA shall only bear its proportionate share of the costs thereof. Each Provider shall have the right to appropriately redact from any information provided to DWA under this Agreement (including under this Section 4.13) information relating to any Motion Pictures other than the DWA Pictures. The foregoing does not limit the Provider’s obligation to issue Payment Reports, Interim Reports or make payments to DWA, as more fully set forth in Section 8.5. DWA shall cooperate with each Provider and, at such Provider’s request and expense, shall take such actions that are reasonably necessary or desirable to ensure that such Provider is able to perform its obligations relating to the DWA Pictures under the DWA-approved Fulfillment Servicing Agreements and the DWA-approved Third Party Service Agreements.

4.14 Exploitation of Commercial Tie-In and Promotional Rights: DWA retains the right to exploit Commercial Tie-In and Promotional Rights in connection with each DWA Picture; provided, that in furtherance of the Provider’s Fulfillment Services obligations hereunder, DWA shall undertake commercially reasonable efforts in full consultation with the Provider to consummate Commercial Tie-In and Promotional Rights arrangements for each DWA Picture that on an overall basis shall be consistent with the marketing and promotion of the Base Films, if any, for such DWA Picture. Notwithstanding DWA’s retention of Commercial Tie-In and Promotional Rights, DWA acknowledges that in connection with its rendering of the Fulfillment Services in the International Territory, VOH, its Subcontractors and third party service providers shall have the right, subject at all times to the McDonald’s Agreement and to coordination with DWA, to negotiate and consummate Commercial Tie-In and Promotional Rights arrangements for each DWA Picture on a country-by-country or regional basis in the same manner conducted in connection with the Existing Films, provided that VOH, its Subcontractors and third party service providers shall be obligated to obtain DWA’s prior written approval of any such Commercial Tie-In and Promotional Rights arrangements, which approval shall not be unreasonably withheld. Each Provider shall endeavor in good faith, and commensurate with DWS’s past conduct and practices in distributing comparable Existing Pictures, to cause such arrangements to be on an overall basis comparable to the marketing and promotion of the Base Films determined at the time of such arrangement and in each case, subject to the prior Commercial Tie-In and Promotional Rights arrangements consummated by DWA in connection with the applicable DWA Picture. Any amounts received by a Provider pursuant to arrangements entered into by such Provider in connection with such Commercial Tie-In and Promotional Rights arrangements shall be deemed Home Video Gross Receipts.

Section 5. Home Video Fulfillment Expenses — Approvals and Controls

5.1 Expenditure Commitment: Paramount or VOH, as the case may be, and DWA shall mutually determine the amount of Home Video Fulfillment Expenses to be incurred with respect to the initial Home Video Exhibition of each DWA Picture in the Domestic Territory and in each of the Required International Territories, including all manufacturing, duplication and replication costs, advertising campaign creation costs, media buys, including remainder media buys; provided that in the event of disagreement, Paramount’s or VOH’s decision based on its good faith business judgment shall prevail. Notwithstanding the foregoing, unless otherwise agreed between Paramount or VOH, as the case may be, and DWA, the aggregate amount of Home Video Fulfillment Expenses to be incurred by Paramount and VOH to service the Home Video Exhibition with respect to each Event Picture hereunder throughout the Territory shall not be less than ninety percent (90%) of the average amount of Home Video Fulfillment Expenses incurred to service the Home Video Exhibition with respect to the Base Films throughout the Territory (such amounts, “Minimum Home Video Fulfillment Expenses”); provided, however, that the Minimum Home Video Fulfillment Expenses may be adjusted by Paramount and VOH, after meaningful consultation with DWA, on an DWA Picture-by-DWA Picture basis taking into consideration (i) the Domestic Territory and Required International Territory performance of the two (2) most recent Base Films released for Home Video Exhibition, (ii) the portion of the Territory for which Home Video Exhibition is available for servicing (i.e., Minimum Home Video Fulfillment Expenses shall be reduced to the extent Paramount and VOH have not been engaged to provide Fulfillment Services in the entire Territory), (iii) minimum release requirements set forth in applicable DWA-approved Fulfillment Servicing Agreements, (iv) the post release home video performance of the DWA Picture, (v) Paramount’s or VOH’s, as applicable, reasonable projections for gross shipments of Video Devices embodying the DWA Picture and (vi) Paramount’s or VOH’s, as applicable, good faith business judgment based on empirical projections and established forecast methodology that Home Video Gross Receipts will be less than the cumulative Services Fee and Home Video Fulfillment Expenses for the applicable DWA Picture. Except as otherwise provided in this Section 5.1, the Minimum Home Video Fulfillment Expenses for each Event Picture, including expenses on a territory by territory basis, must be reasonably consistent with the corresponding expenditures for the applicable Base Films.

If Paramount or VOH, as applicable, desires to spend Home Video Fulfillment Expenses in excess of the Minimum Home Video Fulfillment Expenses in connection with a DWA Picture, such additional expenditures shall be subject to the mutual approval of Paramount or VOH, as applicable, and DWA; provided, that Paramount or VOH, as applicable, may elect to incur Home Video Fulfillment Expenses in excess of the Minimum Home Video Fulfillment Expenses (over DWA’s objection) if in its good faith business judgment, incremental Home Video Gross Receipts generated by such additional expenditures are projected to exceed the sum of the Services Fee thereon and the additional Home Video Fulfillment Expenses so incurred with respect to the applicable DWA Picture.

5.2 DWA Home Video Fulfillment Expenses: In the event DWA determines in its good faith business judgment that Home Video Gross Receipts of a DWA Picture will be materially enhanced by expending additional Home Video Fulfillment Expenses in excess of the amount determined pursuant to Section 5.1., then DWA may cause Paramount or VOH, as applicable, to expend such additional Home Video Fulfillment Expenses (“Additional Home Video Fulfillment Expenses”), provided that DWA shall be solely responsible for all Additional Home Video Fulfillment Expenses and shall pay to such Provider all Additional Home Video Fulfillment Expenses in advance of such Provider incurring such Additional Home Video Fulfillment Expenses. If DWA does not promptly advance such amounts, the applicable Provider shall have the right, but not the obligation, to incur such Additional Home Video Fulfillment Expenses, and DWA shall reimburse such Provider for such Additional Home Video Fulfillment Expenses within five (5) Business Days after receipt of such Provider’s invoice therefor. If such amount remains unpaid ten (10) Business Days after DWA’s receipt of the applicable invoice therefor and notwithstanding any prohibition against cross-collateralization or offset contained in this Agreement, upon prior notice to DWA, such Provider shall have the right (without limiting any of it other rights hereunder, at law or in equity) to offset such amounts, including interest thereon, against any amounts otherwise due to DWA hereunder.

5.3 Standard of Compliance: Notwithstanding anything to the contrary contained in Section 4, Section 5 or elsewhere in this Agreement, it is understood and agreed that the Providers shall not be in breach or default hereof with respect to compliance with approved marketing and distribution plans and budgets as long as the Providers substantially comply with the DWA approved marketing and distribution plans and budgets (as measured on a worldwide basis). For purposes of example and without limitation, it is understood and agreed that because of the difficulty in stopping the amount of Home Video Fulfillment Expenses expended at a specific level, the Providers shall not be in default or otherwise in breach hereof if the amount of Home Video Fulfillment Expenses actually expended by the Providers throughout the Domestic Territory and the International Territory does not conform to or exceeds the budget therefor and all such Home Video Fulfillment Expenses shall be fully recoupable by the Providers out of applicable Home Video Gross Receipts; provided, in each case that such expenditures substantially comply with the approved marketing and servicing plans and budgets.

5.4 Subcontractor Home Video Fulfillment Expenses: For purposes of this Section 5., Home Video Fulfillment Expenses shall include all costs, charges and expenses of providing fulfillment services (excluding service fees) charged to, and undisputed by, the Providers in their accountings with Subcontractors with respect to the applicable DWA Picture(s).

Section 6. Home Video Fulfillment Expenses Accounting

6.1 Calculation of Home Video Fulfillment Expenses: Home Video Fulfillment Expenses shall be deducted on a DWA Picture-by-DWA Picture basis by the Providers from applicable Home Video Gross Receipts and shall be calculated after taking into account the following items to the extent they are directly attributable to the DWA Pictures: all discounts, rebates and refunds actually received that serve to reduce the amount of Home Video Fulfillment Expenses. For the avoidance of doubt, Home Video Fulfillment Expenses shall be reduced by any tax credits, refunds or rebates received or utilized by, or credited to, the Providers directly attributable to the DWA Pictures, such as rebates for any remittance or withholding taxes. No item of cost shall be included more than once in calculating Home Video Fulfillment Expenses. Home Video Fulfillment Expenses incurred in respect of DWA Pictures which are released for Home Video Exhibition with trailers or short subjects and which are subject to allocations of revenue pursuant to Section 8.4.c. shall be allocated in the same manner as revenue thereunder where appropriate.

6.2 Payment of Residuals and Contingent Compensation:

a. Residuals: DWA shall be responsible for calculating and paying all Residuals due and owing relating to the DWA Pictures. At DWA’s request, Paramount and/or VOH, as applicable, will provide DWA with all necessary and appropriate information, on a DWA Picture-by-DWA Picture basis, to enable DWA to calculate and pay, as and when due, all Residuals arising from the Home Video Exhibition of the DWA Pictures hereunder.

b. Contingent Compensation: DWA shall be responsible for issuing Contingent Compensation statements to third parties and for paying all Contingent Compensation amounts due and owning to such third parties. At DWA’s request, Paramount and/or VOH, as applicable, will provide DWA with all necessary and appropriate information, on a DWA Picture-by-DWA Picture basis, to facilitate DWA’s calculation of Contingent Compensation arising from the Home Video Exhibition of the DWA Pictures hereunder.

6.3 Marketing Implant Cap: The Providers shall not have the right to charge, as a Home Video Fulfillment Expense, those costs and expenses incurred and paid in connection with Marketing Implants. All costs and expenses incurred or paid by or on behalf of a Provider for Marketing Implants shall not be charged or deducted as a Home Video Fulfillment Expense by any Provider, and the Providers shall absorb all such costs and expenses as part of their Services Fees.

6.4 Private Air Travel: The Providers will advance the costs of all private jet travel incurred by DWA executives in connection with the advertising, promotion and marketing of a DWA Picture for Home Video Exhibition (“Aviation Expenses”). Such Aviation Expenses shall constitute Home Video Fulfillment Expenses for such DWA Picture. DWA will endeavor to provide the Providers with notice when booking private jet travel for the purpose of advertising, promoting and marketing of a DWA Picture for Home Video Exhibition.

Section 7. Services Fee

7.1 Services Fee: As consideration for the provision of Fulfillment Services and the other obligations of Paramount and VOH hereunder in respect of the DWA Pictures, Paramount or VOH, as applicable shall be entitled to retain on a DWA Picture-by-DWA Picture basis off-the-top services fees (“Services Fee”) of an amount equal to eight percent (8%) of one hundred percent (100%) of the applicable Home Video Gross Receipts (as defined in Section 8. below) less any applicable Return Reserves; provided, with respect to Home Video Gross Receipts received from Subcontractors and in lieu of calculating the foregoing Services Fee on such Home Video Gross Receipts, Paramount or VOH, as applicable, shall retain Services Fees in an amount equal to eight percent (8%) of one hundred percent (100%) of the Subcontractor’s gross revenue reported to, and undisputed by, Paramount or VOH, as applicable, in such Subcontractor’s accountings to Paramount or VOH, as applicable,. Similarly, if fees or commissions of sales agents are deducted from Home Video Gross Receipts, such amounts shall be added back (without duplication of amounts added back pursuant to Section 8.1.f below) to applicable Home Video Gross Receipts for the purpose of calculating the amount of Services Fee to be retained by Paramount or VOH, as applicable, hereunder. For avoidance of doubt, the Services Fee retained by Paramount or VOH, as applicable, shall be inclusive of any and all (x) servicing fees that are charged to, and undisputed by, Paramount or VOH, as applicable, in its accountings with any Subcontractor and (y) any fees or commissions retained by or payable to any sales agent, and the fees and commissions in clauses (x) and (y) herein shall be subject to Section 8.1.f below.

7.2 Calculation of Services Fee: No Services Fee shall be payable to Paramount or VOH until concurrent payment or crediting to DWA of the applicable Home Video Gross Receipts, if any, upon which such Services Fees are charged. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Service Fees shall be calculated on applicable Home Video Gross Receipts less any applicable Return Reserves permitted to be established hereunder. In the event of any adjustment as provided in Section 8. below, the Services Fee shall be similarly recalculated and adjusted.

7.3 No Cross-Collateralization: The Home Video Gross Receipts, Return Reserves, Services Fees and Home Video Fulfillment Expenses relating to each DWA Picture shall not be cross-collateralized or offset against the Home Video Gross Receipts, Return Reserves, Services Fee and Home Video Fulfillment Expenses relating to any other DWA Picture (or any other Motion Picture serviced by Paramount or VOH).

7.4 Additional Services Fee: In the event (i) DWA is in default pursuant to the terms of this Agreement, (ii) such DWA default causes a Provider to be in default pursuant to the terms of any DWA-approved Fulfillment Servicing Agreement, and (iii) as a result of such default there is an increase in the fees paid to or deducted by a Subcontractor, sales agent or third party service provider under the applicable DWA-approved Fulfillment Servicing Agreement, then such Provider also shall be entitled to retain from applicable Home Video Gross Receipts the amount of such additional fees paid to the Subcontractor.

7.5 Substitution of DWA-approved Fulfillment Servicing Agreements: In the event the Home Video Exhibition with respect to one or more DWA Pictures is not serviced pursuant to a DWA-approved Fulfillment Servicing Agreement, and such failure to service is not the result of Paramount’s or VOH’s, as applicable, breach or default under the terms of the applicable DWA-approved Fulfillment Servicing Agreement, the applicable Provider shall have the right (and obligation) in accordance with the terms of this Agreement, on an ongoing basis, to use all commercially reasonable efforts, to enter into a substitute Fulfillment Servicing Agreement in a timely fashion with respect to the provision of the applicable Fulfillment Services for such DWA Picture(s). DWA shall have the right to approve the substitute or replacement Subcontractor or third party service provider, and any terms of the substitute Fulfillment Servicing Agreement in accordance with Section 4.13 above. Any substitute Fulfillment Servicing Agreement entered into by a Provider in accordance with this Section 7.5 shall constitute a DWA-approved Fulfillment Servicing Agreement.

Section 8. Home Video Gross Receipts

8.1 Home Video Gross Receipts: Home Video Gross Receipts shall consist of:

a. Home Video Exhibition:

(i) All amounts (including returnable and non-returnable advances) received by or credited to the account of Paramount, VOH or any Provider Affiliate from any Person, including Subcontractors, in connection with the provision of Fulfillment Services with respect the DWA Pictures or as subsidies, prizes or aid. For the avoidance of doubt, Gross Receipts shall not include any amounts received by or credited to the account of DWA relating to any Commercial Tie-In and Promotional Rights agreements made directly between DWA and any third Person.

(ii) All Home Video Gross Receipts shall be reported to DWA hereunder based on “Deemed Receipts” rather than actual cash collections. Home Video Gross Receipts for DWA Video Devices shall be deemed paid to Paramount or VOH, as the case may be, and therefore reported and payable to DWA as follows: 50% on the last day of the second fiscal month commencing after the fiscal month in which the effective invoice date occurs and the remaining 50% on the last day of the third fiscal month commencing after such effective invoice date. For purposes of this Section 8.1.a.ii, “effective invoice date” shall mean the actual invoice date after shipment date, except for initial shipments, for which the effective invoice date shall be the street date. As an example, if units are shipped in January and invoiced in February prior to the February invoice cutoff date, 50% would be reported and paid on the last day of April and the remaining 50% would be reported and paid on the last day of May, subject to the next sentence. Each of the payment due dates set forth in the preceding sentence shall be extended by any DWA-approved additional terms or dating. “Deemed Receipts” shall be defined as gross shipments, less actual returns, permitted reserves, sales allowances, and discounts (provided that Paramount or VOH, as the case may be, shall promptly notify DWA of the same and the parties shall negotiate in good faith the appropriate accounting and settlement of the same).

b. VOD Exhibition: All amounts (including returnable and non-returnable advances) received by or credited to the account of Paramount, VOH or any Provider Affiliate from any Person, including Subcontractors, in connection with the servicing by Paramount or VOH of DWA’s VOD Exhibition of each DWA Picture. Gross Receipts shall be deemed “received” when booked as a receivable, subject to later adjustment for amounts not received. For the avoidance of doubt, Gross Receipts shall not include any amounts received by or credited to the account of DWA relating to any Commercial Tie-In and Promotional Rights agreements made directly between DWA and any third Person.

c. Copyright Revenue: All amounts constituting Copyright Revenue received by Paramount, VOH or any Provider Affiliate from any Person, including any Subcontractor, in connection with the Home Video Exhibition and provision of Fulfillment Services with respect to the DWA Pictures.

d. Recoveries: All amounts received by Paramount, VOH or any Provider Affiliate from any Person with respect to claims or infringement of rights involving the DWA Pictures, including copyright infringement, trademark infringement, piracy, misappropriation, unfair competition and similar claims brought by Paramount, VOH or any Provider Affiliate or any Person pursuant to a DWA-approved Fulfillment Servicing Agreement, less all permitted costs and expenses.

e. All Other Sources: All amounts received by Paramount, VOH or any Provider Affiliate from any Person derived from the Home Video Exhibition and provision of Fulfillment Services with respect to the DWA Pictures and not enumerated above and all other sources not specifically excluded pursuant to Section 8.2.

f. Addback of Subcontractor Fees, Sales Agent Fees and Commissions: Services fees that are charged to, and undisputed by, Paramount, VOH or any Provider Affiliate, as applicable, in its accountings with any Subcontractors and the fees or commissions retained by or payable to any sales agents shall be deemed Home Video Gross Receipts hereunder and notwithstanding retention by, or payment to, such Subcontractor or sales agent, such servicing fees of Subcontractors and such fees or commissions of sales agents shall constitute Home Video Gross Receipts for all purposes hereunder. In no event shall any such servicing fees payable to or retained by a Subcontractor or any such fees or commissions retained by or payable to any sales agent reduce or otherwise be deducted from Home Video Gross Receipts hereunder.

g. Deemed Receipts: Amounts received by Paramount, VOH or any Provider Affiliate shall be deemed to include any amounts that any such party does not receive in respect of such party’s provision of Fulfillment Services with respect to the DWA Pictures from any Subcontractors, sales agents or third party service providers as the result of the deduction of any amounts referred to in Section 8.1.f above or to pay Home Video Fulfillment Expenses or any deductions, offsets or reductions not related to the provision of Fulfillment Services with respect the DWA Pictures.

h. Home Video Gross Receipts Adjustments: Paramount or VOH, as applicable, shall give DWA prompt written notice of all adjustments (e.g. bad debt) or other changes in any receivables or payables on the books and records of Paramount, VOH or any Provider Affiliate that affect Home Video Gross Receipts or Home Video Fulfillment Expenses hereunder. DWA shall have the right to approve all adjustments, settlements, rebates, credits, allowances, write-offs or refunds granted by Paramount, VOH or any Provider Affiliate to any Person, which reduce Home Video Gross Receipts and any such adjustments, settlements, rebates, credits, allowances, write-offs and refunds that do not relate exclusively to a DWA Picture(s) shall be allocated to the DWA Pictures on a non-discriminatory basis and in a manner that is no less favorable to DWA than the allocations to Motion Pictures serviced by or on behalf of Paramount throughout the world under similar circumstances.

8.2 Exclusions: Notwithstanding anything herein to the contrary, the following shall be excluded from Home Video Gross Receipts:

(i) Amounts collected as taxes or for payment of taxes such as admission, sales, use or value added taxes;

(ii) Amounts earned, collected or received by DWS in connection with the Home Video Exhibition of the DWA Pictures prior to the Effective Date (which amounts shall be accounted for and paid in accordance with the Prior Agreement); and

(iii) Amounts collected or received by any electronic transmission systems (including cable, direct broadcast satellite, microwave and master antenna), program delivery services and radio stations (and all other exhibitors of Motion Pictures to viewers by any means now known or hereafter devised), or laboratories producing and/or distributing Motion Picture copies, or merchandisers, manufacturers, sellers, wholesale dealers or retail dealers of Video Devices or of any other products, or pay-television/VOD marketers, internet access providers, theme/amusement park operators or any Persons similar to any of the foregoing Persons (whether or not any of the foregoing Parties are Subsidiaries or Affiliates of Providers, or are owned, operated, managed or controlled by Paramount). To the extent any of the foregoing are Provider Affiliates, they shall sometimes be referred to herein as collectively, “End User Affiliates”.

8.3 Reserves:

a. Except as otherwise expressly provided in this Section 8.3, and with respect to the GAAP Accrual Reports, Section 8.5.e below, no reserves of any kind may be established by Paramount, VOH or any Provider Affiliate in connection with Home Video Gross Receipts, Services Fees, Home Video Fulfillment Expenses, Residuals and Contingent Compensation or for any other reason.

b. In preparing the Payment Reports required to be furnished to DWA under Section 8.5.c, Paramount and VOH shall be entitled to establish a reasonable, non-discriminatory cash reserve against Home Video Gross Receipts then payable for each DWA Picture for returns of Video Devices for such DWA Picture (each a “Returns Reserve”), taking into consideration the following (to the extent applicable): historical return experience with respect to comparable DWA Pictures, current economic trends, projection of consumer demand for the applicable DWA Picture, point of sale data as available from retailers and other reasonable and appropriate factors (including any requirements under GAAP and applicable law) utilized in the Motion Picture industry in Los Angeles, California for establishing return reserves. Notwithstanding anything to the contrary contained in this Agreement, the amount of any Return Reserve established pursuant to this Section 8.3.b for a DWA Picture with respect to a given accounting period on a cumulative inception-to-date basis, shall in no event exceed the amount of the GAAP Return Reserve established pursuant to Section 8.5.e.(v) with respect to such DWA Picture for such applicable accounting period on a cumulative inception-to-date basis. Cash basis Return Reserves shall be liquidated, to the extent not utilized, within a reasonable period of time following the establishment of such Return Reserves (which in no event shall exceed three (3) months).

c. Beginning in the last six (6) months of the Service Term for each DWA Picture, Paramount and VOH shall have the right to establish reasonable reserves for

Home Video Fulfillment Expenses reasonably anticipated to be incurred by such Provider during the remainder of the applicable Service Term and for a reasonable period thereafter, including costs reasonably anticipated to be incurred in connection with the transition and return of materials to DWA (each an “End of Term Reserve”). All such End of Term Reserves shall be liquidated and paid pursuant to the Final Payment Report in accordance with Section 8.5.f below, together with accrued interest on such amount, if any, of End of Term Reserves paid to DWA, computed from inception of the End of Term Reserve at the rate specified in Section 8.5.g below.

8.4 Finance/Audits:

a. Advances/Rebates: Paramount and VOH, as applicable, shall disclose to DWA and include in Home Video Gross Receipts all Financial Benefit accorded Paramount, VOH or any Provider Affiliate by any Person, which results from or is related to Paramount’s, VOH’s or such Provider Affiliate’s services in connection with the DWA Pictures or the provision of Fulfillment Services hereunder, whether or not specifically allocated to the DWA Pictures, including the DWA Pictures, which are not specifically allocated or credited to the Home Video Exhibition of specific DWA Pictures consistent with this Agreement, provided, however, neither Paramount nor VOH shall be obligated to disclose any Financial Benefit from transactions that do not involve any DWA Picture(s) hereunder. All such Financial Benefit will be allocated to the DWA Pictures in accordance with the terms of the agreements in question, or if such agreements do not provide a means of allocation, on a fair and reasonable basis, and in Paramount’s and VOH’s good faith business judgment taking into account, if applicable, one or more factors such as, among others, box office or unit sales performance, cast, and genre. All allocations shall be made on a nondiscriminatory basis as to the DWA Pictures, and neither Paramount nor VOH shall change any agreed upon allocation methodology without obtaining DWA’s prior consent. DWA acknowledges and confirms its agreement to all allocations on the books and records of DWS as of the Effective Date (but specifically excluding any allocations under the Universal Agreement, which allocations remain subject to DWA’s audit rights) or set forth in the DWA-approved Fulfillment Servicing Agreements and DWA-approved Third Party Service Agreements, in each case, existing as of the Effective Date. DWA shall have full access to any agreement that provides for any such Financial Benefit, subject to the confidentiality restrictions contained in any such agreement.

b. Local Currency: Other than amounts which cannot legally be remitted from the country in which they are earned (“Blocked Currency”), all amounts payable hereunder shall be paid in the same manner as Paramount or VOH, as the case may be, receives revenue from Motion Pictures owned or controlled by Paramount or VOH, in either U.S. currency or the currency of the country where such Home Video Gross Receipts are received by a Provider. Foreign currency amounts received by a Provider and subsequently paid to DWA in U.S. currency shall be converted, using the same weighted average exchange rate for Home Video Fulfillment Expenses and Home Video Gross Receipts, on specified dates of which the Providers shall notify DWA on an ongoing basis and which shall be the same dates and rates used for Motion Pictures owned or controlled by Paramount; provided, if amounts are not converted directly from the foreign currency in which they were received to U.S. currency (e.g., if intermediary conversion to any other currency[ies] is utilized), then the applicable Provider shall bear all risk from fluctuation of such intermediary currencies unless such intermediary conversion was undertaken at DWA’s direction. In the case of Blocked Currency, DWA shall have the right to elect from time to time whether to receive some or all of the Blocked Currency, as it becomes payable hereunder, in the country where it is located or to make any other arrangements with respect to some or all of the Blocked Currency as are available to the Providers in the applicable country. To facilitate DWA’s management of Blocked Currency, Paramount, on behalf of both Providers, shall specify on each “Payment Report” (as defined below) all Home Video Gross Receipts that are in Blocked Currency; and upon written instructions from DWA (subject to any and all limitations, restrictions, laws, rules and regulations affecting such transaction), the Providers shall deposit Blocked Currency into a bank designated by DWA in the applicable country, or pay Blocked Currency to any Person designated by DWA in such country. Such deposits or payments to or for DWA shall constitute due remittance to DWA, and the Providers shall have no further responsibility therefor. At DWA’s election, the Providers shall convert Blocked Currency into U.S. dollars to the same extent and in the same manner and proportion that Paramount is permitted to convert Blocked Currency derived from Motion Pictures owned or controlled by Paramount. Solely for purposes of this Section 8.4.b., DWA Pictures shall not constitute Motion Pictures owned or controlled by Paramount.

c. Allocations:

(i) Whenever a Provider makes an allocation of revenue hereunder with respect to one or more DWA Pictures and/or other Motion Pictures, trailers or short subjects, such Provider shall make such allocation on a reasonable non-discriminatory basis, taking into account all relevant factors such as, among others, box office and unit sales performance, cast, and genre, and in the case of a revenue allocation to trailers and/or short subjects, such Provider shall make such allocation taking into account such factors as, among others, cost and running time.

(ii) Without limiting the generality of the foregoing, all allocations of revenue, expenses and Financial Benefit shall be made on a reasonable nondiscriminatory basis as to the DWA Pictures and the allocation methodology applied to the DWA Pictures shall be on a basis and in a manner that is no less favorable to DWA than the application of such methodology to Motion Pictures serviced by or on behalf of Paramount throughout the world under similar circumstances (excluding Motion Pictures produced or directed by Steven Spielberg). DWA acknowledges and confirms its agreement to all allocations on the books and records of DWS as of the Effective Date (but specifically excluding any allocations under the Universal Agreement, the CJ Agreement and the Kadokawa Agreement, which allocations remain subject to DWA’s audit rights) or set forth in those DWA-approved Fulfillment Servicing Agreements existing as of the Effective Date.

d. Bonuses:

(i) “Bonus Plan” means the payment of any bonuses, compensation or consideration of any kind (including discretionary bonuses) based upon, tied or related in any fashion, in whole or in part, directly or indirectly, to revenue generation in connection with the Home Video Exhibition or servicing of Motion Pictures.

(ii) “Bonus Plan Participants” means (i) Paramount’s and VOH’s staff and other employees, and (ii) any other persons or entities rendering services on or in connection with the Home Video Exhibition or servicing of Motion Pictures in general owned or controlled by Paramount, VOH or any Provider Affiliate which persons and entities are eligible to participate in the Bonus Plan.

(iii) To the extent Paramount, VOH or any Provider Affiliate institutes, maintains or participates in a Bonus Plan, such Bonus Plan shall be designed and implemented so as not to have an unfair or discriminatory impact on the DWA Pictures, as compared to Motion Pictures owned, controlled or serviced by Paramount and the DWA Pictures shall be included in such Bonus Plan(s) so as to provide the Bonus Plan Participants with an equal incentive with respect to the DWA Pictures, as compared to other Motion Pictures owned or controlled by Paramount. Payments made pursuant to any Paramount Bonus Plan to any employees of Paramount or VOH shall not constitute Home Video Fulfillment Expenses hereunder and shall be the sole responsibility of Paramount or VOH.

e. Electronic Reporting: All revenue and expenses on a per DWA Picture basis shall be reported electronically to DWA, and DWA shall have (i) access to Paramount’s and VOH’s global information systems, as and when the same becomes operational; and (ii) full access to all data pertaining to or generated in connection with the DWA Pictures, including all raw data (i.e. data not processed or reduced) whether segregated as to the DWA Pictures or generated in connection with data pertaining to other Motion Pictures, sales information, point of sales data and other performance information regarding DWA Pictures and other Motion Pictures owned or controlled by Paramount or VOH, as applicable. As soon as practicable after the Effective Date, Paramount and VOH shall make available to DWA access to such Information and data as is required to be provided to DWA pursuant to this Agreement (including the Annexes, Schedules and Exhibits).

f. Withholding and Corporate Taxes: Each Provider shall be entitled to treat as a Home Video Fulfillment Expense and deduct from the amounts due and payable to DWA under this Agreement any withholding or remittance taxes (other than Excluded Taxes) imposed in connection with such Provider’s distribution of the DWA Pictures in the Territory. For this purpose, “Excluded Taxes” means (i) with respect to any payment related to the provision of fulfillment services pursuant to the direct engagement by DWA of VOH as its fulfillment services provider hereunder, the excess of taxes imposed with respect to such payment over the amount of taxes that would have been imposed if DWA had instead engaged Paramount to provide such fulfillment services and (ii) taxes relating to transactions or transfers of moneys by and among any of Paramount, VOH and the Provider Affiliates to the extent such taxes would not have been imposed had the Prior Agreement been executed and all payments to DWA been made under the Prior Agreement. Notwithstanding the foregoing, with respect to any tax treated as a Home Video Fulfillment Expense pursuant to this section 8.4(f), (a) in the event a Provider or any Provider Affiliate receives a rebate, refund or reimbursement amount for any portion of any such tax, the applicable Provider shall be obligated to credit such amount to Home Video Fulfillment Expenses in the calendar month in which such amount is received, and (b) each Provider shall be obligated to rebate to DWA fifty percent (50%) of the amount of such tax at the end of the calendar year in which it was deducted from any amount due and payable to DWA under this Agreement, and the remaining fifty percent (50%) of such amount at the end of the following calendar year. DWA shall not be responsible for, and the Providers shall jointly and severally indemnify DWA from, any corporate-level or other tax liability and any related penalties, interest or addition to tax (other than with respect to DWA’s own U.S. federal and state income tax liabilities) which may arise in connection with the Providers’ provision of fulfillment services with respect to DWA Pictures in their respective Territories. Paramount and its Affiliates agree to indemnify and hold DWA harmless against any and all loss, liability or expense, tax or otherwise, of DWA resulting from the engagement of VOH rather than Paramount to render such fulfillment services. Any indemnification payments made pursuant to this section 8.4(f) shall be computed so as to make DWA whole on an after tax basis.

g. Paramount Owned Businesses: With respect to the rendering of Fulfillment Services pursuant to this Agreement, any agreement with any supplier or other business or entity owned in whole or in part, directly or indirectly, by Paramount, VOH or any Provider Affiliate, shall be fair and reasonable in the marketplace and on an arms-length basis. All such agreements shall be subject to the accounting, access and audit rights provisions set forth in Sections 8.5 and 8.6 below.

8.5 Accountings:

a. On a cumulative and continuous basis, with respect to each DWA Picture, Paramount or VOH, as applicable, shall first deduct Return Reserves from Home Video Gross Receipts, then deduct and retain its Services Fee from Home Video Gross Receipts, as provided in Section 7, and thereafter recoup Home Video Fulfillment Expenses from Home Video Gross Receipts, as provided in Section 6. Any remaining Home Video Gross Receipts shall be reported to DWA on a monthly basis in accordance with this Section 8 and paid in accordance with the Distribution Agreement.

b. Paramount, on behalf of both Providers, shall furnish to DWA, on a monthly basis, within 30 days from the end of each fiscal month, revenue and payment detail reports (the “Payment Reports”) in a format approved by DWA, which format may change from time to time in DWA’s good faith reasonable discretion. Home Video Gross Receipts, Returns Reserves, Services Fees, Home Video Fulfillment Expenses and all other revenue and payment detail shall be reported on a combined inception-to-date basis, including all prior inceptions to date information to support current Payment Reports, for each DWA Picture. Payment Reports shall be dated as of the “Report Closing Date”. Report Closing Date means the end of the fiscal month prior to the date the Payment Report is due to DWA. The Payment Reports shall, among other things, indicate with specificity on a country-by-country basis (to the extent available from Subcontractors) all Home Video Gross Receipts received by the Providers for each DWA Picture, all Return Reserves established for each DWA Picture, all Services Fees retained from Home Video Gross Receipts, all Home Video Fulfillment Expenses paid for each DWA Picture and the remaining Home Video Gross Receipts. Home Video Gross Receipts, Return Reserves, Services Fees and Home Video Fulfillment Expenses shall be stated in U.S. Dollars. Each DWA Picture shall be separately accounted for hereunder as a single accounting unit and all Home Video Gross Receipts, Return Reserves, Services Fees and Home Video Fulfillment Expenses reported hereunder for a given accounting period shall be aggregated with all Gross Receipts, Reserves, Distribution Fees and Distribution Expenses for such accounting period for such DWA Picture under the Distribution Agreement in accordance with Section 8.6.b thereof. Any amounts shown to be due and payable pursuant to such Section 8.6.b of the Distribution Agreement shall be paid to DWA by Paramount and/or VOH, as applicable, in accordance therewith. For the avoidance of doubt, Home Video Gross Receipts, Return Reserves, Services Fee and Home Video Fulfillment Expenses relating to each DWA Picture shall not be cross-collateralized or applied against the Home Video Gross Receipts, Return Reserves, Services Fee and Home Video Fulfillment Expenses relating to any other DWA Picture hereunder or any other Motion Picture owned or controlled by Paramount, VOH or any Provider Affiliate. Home Video Gross Receipts, Return Reserves, Services Fee and Home Video Fulfillment Expenses relating to any Subcontracting of Fulfillment Services hereunder shall be designated separately. Payment Reports may be corrected, adjusted or supplemented by Paramount from time to time to reflect adjustments, uncollectible amounts and errors.

It being understood that a particular Motion Picture (e.g., Shark Tale) may be defined as a “Licensed Picture” for purposes of the Distribution Agreement and as a “DWA Picture” hereunder. Notwithstanding the definitional distinction, each particular Motion Picture shall constitute a single accounting unit under both respective agreements.

c. Home Video Gross Receipts received by Paramount, VOH or any Provider Affiliate from a Subcontractor and received at any time preceding the last three (3) Business Days of each fiscal month shall be accounted for on an interim basis (each an “Interim Report”). Paramount, on behalf of both Providers, shall issue each Interim Report within three (3) Business Days after receipt by a Provider of the applicable Home Video Gross Receipts from a Subcontractor, and Paramount and/or VOH, as applicable, shall concurrently with each Interim Report reconcile such Interim Report with the last aggregate Payment Report issued to DWA pursuant to the Distribution Agreement and any Interim Reports then required to be provided under the Distribution Agreement in order to determine amounts, if any, then due to DWA. For the avoidance of doubt, the aggregate amount actually paid to DWA should equal the aggregate net amount shown to be due to DWA (if any) on a worldwide basis, on the applicable Payment Report and/or Interim Report for each DWA Picture.

d. In addition to the Payment Reports, Paramount, on behalf of both Providers, shall furnish to DWA, on a monthly basis, within three (3) calendar days from the end of each fiscal month, a detailed, DWA Picture-by-DWA Picture, territory-by-territory, media-by-media, monthly and cumulative revenue and cost report, in a format approved by DWA, prepared on an accrual basis in accordance with GAAP in sufficient detail to enable DWA to record DWA Picture revenue and expenses on an accrual basis in accordance with GAAP (the “GAAP Accrual Report”), which format may change from time to time in DWA’s good faith discretion. Home Video Gross Receipts, GAAP Return Reserves, Services Fee, Home Video Fulfillment Expenses and all other revenue and expense detail shall be reported on a combined inception-to-date basis, including all prior inception to date information to support current accrual reporting. Without limiting the generality of the foregoing, the parties agree as follows with respect to the GAAP Accrual Reports:

(i) All amounts shall be stated in U.S. Dollars;

(ii) The GAAP Accrual Reports shall include all pertinent information from the DWA-approved Fulfillment Servicing Agreements received by the Providers through end of the applicable fiscal month, but in no event shall the Providers be required to include in such reports any information that is not available to the Providers under the DWA-approved Fulfillment Servicing Agreements;

(iii) Reporting may be corrected, adjusted or supplemented by Paramount, on behalf of both Providers, in accordance with the terms of Section 8.1.h above. Adjustments to Home Video Gross Receipts, Home Video Fulfillment Expenses or other changes in any receivables or payables on the books and records of a Provider or any Provider Affiliate will require a supplemental disclosure in the corresponding GAAP Accrual Report. Such supplemental disclosure should be allocated to specific DWA Picture(s) and be broken down by territory and by media; and

(iv) Any long term receivables (i.e., amounts due any payable outside of twelve (12) months) should be discounted in accordance with GAAP and amortized into interest income. The resulting interest income should be reported separately from the underlying receivable and the applicable GAAP Accrual Report should provide detail relating to such interest income on a DWA Picture-by-DWA Picture, territory-by-territory and media-by-media basis.

(v) In preparing the reports required to be furnished to DWA under this Section 8.5.e, Paramount shall be entitled to establish a reasonable, non-discriminatory reserve against accrued Home Video Gross Receipts then payable for returns of Video Devices for such DWA Picture in accordance with GAAP (a “GAAP Return Reserve”), taking into consideration the following (to the extent applicable): historical return experience with respect to comparable DWA Pictures, current economic trends, projection of consumer demand for the applicable DWA Picture, point of sale data as available from retailers and other reasonable and appropriate factors (including any requirements under GAAP and applicable law) utilized in the Motion Picture industry in Los Angeles, California for establishing such reserves. Reserves shall be liquidated, if not utilized, within a reasonable period of time following the establishment of such reserves.

e. Within one-hundred eighty (180) days following the expiration or termination of the Service Term for a given DWA Picture, Paramount, on behalf of both Providers, will prepare and render to DWA a report (the “Final Payment Report”) for such DWA Picture setting forth, in the same form and level of detail as the periodic Payment Reports provided by Paramount over the course of the Service Term for such DWA Picture, the following information: (i) the cumulative final Home Video Gross Receipts, Services Fee and Home Video Fulfillment Expenses for such DWA Picture, (ii) the amount of any unliquidated End of Term Reserve for such DWA Picture; and (iii) the net amount payable by Paramount on behalf of the Providers to DWA (or DWA to the Providers, if applicable) (the “Final Payment Amount”). The Final Payment Amount hereunder shall be aggregated and combined, on a DWA Picture-by-DWA Picture basis with the like amounts calculated pursuant to Section 8.6.f of the Distribution Agreement to determine, on a DWA Picture-by-DWA Picture basis, what amounts, if any, are payable to DWA or the Providers, as applicable (which amounts shall be paid in accordance with the terms of the Distribution Agreement).

f. Any payments hereunder to DWA or the Providers, as the case may be, shall be made by wire transfer or such other method as DWA or the Providers, as the case may be, shall approve. Payments to DWA shall be to DWA or any entity designated from time to time by DWA. Interest shall be charged on any amount which is not paid when due (from the date due until the date of payment) hereunder by either party at the 30-day LIBOR from time to time in effect, but shall be waived if payment of the amount owing is made within five (5) Business Days after the due date. Such interest shall be paid at the same time as the associated principal payment shall be made.

g. DWA shall be entitled to all audit results respecting the DWA Pictures as and when received by Paramount, VOH or any other Provider Affiliate, including original audit reports and supporting materials. Paramount, VOH or other applicable Provider Affiliate shall audit the DWA Pictures on not less than the same basis and frequency as it audits Motion Pictures owned or controlled by Paramount or other applicable Provider Affiliate, as performed by internal and external auditors.

h. Paramount, on behalf of both Providers, shall continue to provide, without adjustment other than adjustments made in the ordinary course of business permitted by this Agreement, all Payment Reports and GAAP Accrual Reports consistent with the pre-Effective Date reporting from DWS to DWA. Paramount shall use best efforts to ensure that DWA accounting is not interrupted and that there is a timely and accurate transition for reporting, to allow DWA to report within all statutory reporting deadlines.

i. If Paramount is required to incur any new additional direct out-of-pocket costs or expenses (of which Paramount notifies DWA in advance) solely in order to re-format any Payment Reports or GAAP Accrual Reports pursuant to a request by DWA after the Effective Date, Paramount shall not be required to furnish such re-formatted Payment Reports or GAAP Accrual Reports unless DWA preapproves such costs and expenses and agrees to reimburse Paramount for all such costs and expenses (subject to appropriate reduction, to be mutually agreed, if and to the extent the revised format is used for similar reports provided to any Person other than DWA); provided, that Paramount hereby approves the form of Payment Reports and GAAP Accrual Reports prepared and rendered by DWS to DWA under the Prior Agreement and acknowledges that any reimbursement obligation described in this Section 8.5.i shall only apply to any DWA request for re-formatting after the Effective Date.

j. The Providers acknowledge the importance to DWA (as a public company with Securities and Exchange Commission reporting obligations) of each Provider’s obligations to report to DWA, or to provide DWA with access to, certain information in accordance with the terms of this Agreement. With respect to Section 4.1.e.(vi), the scope of the electronic reporting requirements set forth in Section 8.4.e., the timing for delivery of the Interim Reports set forth in 8.5.c. and the number of days following the fiscal month closing in which the GAAP Accrual Reports can be delivered under 8.5.d., the parties acknowledge that the Providers will use their commercial best efforts to fully satisfy their obligations to DWA thereunder but that the Providers have not yet confirmed that the Providers and/or the Provider Affiliates will be able to satisfy such obligations in the exact manner and within the exact time periods specified therein. To the extent that Paramount determines following its further review of such obligations (which review Paramount shall complete as promptly as possible but, in any event, no later than the Effective Date) that Paramount and/or the Provider Affiliates will not be able to fully and completely satisfy one or more of foregoing obligations in the exact manner or within the exact time periods currently required by such Sections of this Agreement, the parties shall negotiate in good faith possible changes to such obligations and/or time periods; provided, however, that any such changes shall be the minimum necessary for the Providers and/or the Provider Affiliates to fully satisfy all such obligations and to fully effect the intent of the parties and the reporting requirements of DWA.

8.6 Access and Audit Rights:

a. Each Provider shall keep (and shall cause other applicable Provider Affiliates to keep) full, true and complete records and books of accounts together with all supporting vouchers, invoices, books of account, computer or data base information, correspondence and documents relating to the servicing of the DWA Pictures hereunder (collectively, “Records”), and maintain, for a period of seven (7) years following DWA’s receipt of a Payment Report and all Records relevant thereto. Notwithstanding the foregoing, each Provider shall (and shall cause other applicable Provider Affiliates) in any event keep and maintain (or deliver to DWA) or deliver all of the above mentioned materials for any longer period required to complete an open audit for which DWA gives notice or in the event of an unresolved dispute with any participant or third party related to a DWA Picture for which DWA gives notice.

b. Each Provider grants DWA and its agents, employees and representatives the right, from time to time at all times during the Term and for a period of thirty-six (36) months after the later of (i) the expiration of the Term and (ii) the delivery of the last Payment Report hereunder, upon reasonable prior notice to such Provider to examine, audit and take excerpts from (and subject to third party confidentiality rights, to request that such Provider provide copies of) any such Records and all other documents related to the provision of Fulfillment Services with respect to the DWA Pictures or to the calculation of amounts due to or from DWA hereunder; provided, however, transactions will not be subject to audit more than five (5) years after delivery to DWA of the Payment Report in which such transactions are initially reported. Notwithstanding the foregoing, DWA shall only be entitled to confidential third party information to the extent the same is reasonably necessary to resolve any issue(s) under audit. DWA’s audit rights hereunder shall include the right to examine and inspect (x) Records pertaining to Motion Pictures exploited by the Providers for Home Video Exhibition in order for DWA to verify the fair and reasonable allocation of any Financial Benefit to the DWA Pictures, and (y) all inventory of the DWA Pictures in the possession or control of the Providers and any Subcontractors and/or the duplication, printing and storage facilities used by the Providers. DWA shall have the right to conduct any audit at Paramount’s corporate headquarters and/or at Paramount’s branch offices, and to obtain access to supporting documentation through Paramount’s corporate headquarters’ staff and/or Paramount’s branch offices. DWA shall be solely responsible for all costs and expenses in connection with such audits, except as further provided in Section 8.6.c below.

c. If an audit discloses any inaccuracies or discrepancies in the Records with respect to the provision of Fulfillment Services with respect to the DWA Pictures hereunder or the amounts payable to or from DWA (and the Providers agree with the audit findings or the findings are confirmed by the arbitrator pursuant to Section 23 below), then the Providers shall cure such inaccuracies and discrepancies within thirty (30) calendar days following notice thereof. In the event an audit shall uncover a deficiency (and the Providers agree with the audit findings or the findings are confirmed by the arbitrator pursuant to Section 23 below), as of the end of the period audited, or for any period of at least six (6) months during the period audited, in each case equal to or greater than five percent (5%) of the net amount paid to DWA for the period audited, Paramount, on behalf of both Providers, shall immediately pay DWA (i) said deficiency in full, together with interest thereon, with interest computed at the 30-day LIBOR plus 100 basis points as of the applicable Payment Report date, computed from the date such amounts were otherwise due and (ii) all costs and expenses in connection with such audit, including auditor fees, hotel and travel expenses.

d. Subject in all cases to each Provider’s confidentiality obligations, DWA shall have the right at DWA’s sole expense, to elect (i) to require a Provider to audit, to the extent of such Provider’s right to conduct such audit, or (ii) to audit directly, where a Provider may grant such right and to the extent of such Provider’s right to conduct such audit, the records of any Subcontractor or party to a DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement pertaining to the DWA Pictures, provided that such right may not be assigned to any other Person.

e. In the event of an audit, the Providers shall provide DWA and its agents, employees and representatives with reasonable and suitable physical conditions in which to conduct such audit, including a desk and chair, telephone, adequate lighting and suitable ventilation. Subject to the applicable DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement, the applicable Provider shall cause each Subcontractor or party to a DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement to comply with the foregoing.

f. Each of the Providers, any Subcontractor or party to a DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement and DWA shall use reasonable efforts to conduct any audit in an expeditious manner. DWA and the applicable Provider shall mutually agree on an audit schedule pertaining to the DWA Pictures. Any audit settlement including the DWA Pictures shall be subject to DWA’s prior written approval.

8.7 Tax Reporting:

a. General: Each Provider shall supply DWA with such information and/or documentation available to such Provider as DWA may require in order to (i) verify the amount of withholding or remittance taxes treated by such Provider as a Home Video Fulfillment Expense pursuant to Section 8.4(f), including without limitation whether any such taxes may be Excluded Taxes, and (ii) take advantage of any tax credits, deductions, exclusions and/or reductions, including the Extra-territorial Income Exclusion (“EIE”) that may be available to DWA in any jurisdiction of the Territory. With respect to clause (ii) above, Paramount or VOH, as applicable, shall have no liability hereunder to DWA with respect to or arising out of information and/or documentation required by DWA or DWA’s ability or inability to take advantage of any tax credits, deductions, exclusions and/or reductions, and DWA’s indemnification of the Providers and related parties set forth in Section 10 below shall apply to any third party claims by reason of any such tax credits, deductions, exclusions and/or reductions.

b. Records: The Providers shall maintain and provide DWA with access to any books and records necessary to prepare any federal, state and foreign, if any, tax filings.

c. Tax Filings: The Providers shall be responsible for any foreign tax filings, such as withholding tax, VAT, etc., and shall jointly and severally indemnify and hold DWA harmless from any interest, penalties or similar assessments resulting from errors and/or failures to file any required tax returns.

d. Other Tax Information: To the extent such information is in a Provider’s possession or is available to a Provider, and provided that such Provider is not prohibited from providing such information to DWA by law, regulation or contract, such Provider will provide DWA with such additional information as DWA any request with respect to tax matters, including information required to take advantage of tax credits and related matters. Such information will be provided to DWA within five (5) Business Days following DWA’s request therefor.

e. Tax Information/Additional Costs: If DWA requires any information and/or documentation pursuant to this Section 8.7 that is not reasonably available to a Provider, such Provider shall not be required to supply such information and/or documentation unless DWA agrees to reimburse such Provider for any additional direct out-of-pocket costs preapproved by DWA and incurred by such Provider to supply such information and/or documentation.

8.8 Operations:

a. Secured Locations: Each Provider shall maintain all Video Devices embodying, and transfers of, the DWA Pictures, all other related Tangible Film Materials and all intellectual property of DWA under the Provider’s control in a secure location at all times during the Term. At all times hereunder, as between DWA and the Providers, DWA shall retain sole and exclusive ownership of the copyrights and all other intellectual property rights in and to the DWA Pictures and all Tangible Film Materials, provided each Provider shall own the physical items constituting Tangible Film Materials created by such Provider in accordance with this Agreement and Tangible Property created or produced by DWS under the Prior Agreement. Tangible Film Materials shall be held in the applicable Provider’s name for the benefit of DWA at each secured location and laboratory, and DWA shall have unfettered and unrestricted access to any Tangible Film Materials wherever located, including the right to access such Tangible Film Materials and any Marketing Materials created or produced by a Provider.

b. Video Devices: The Providers shall catalog and track (in a manner acceptable to DWA) Video Devices and advertising material and implement with DWA’s approval storage and retrieval procedures and procedures for the destruction of Video Devices and for issuance of a certificate of destruction evidencing same.

c. Laboratories: DWA shall comply with DWS’s existing film and laboratory agreements with Technicolor Inc. and Affiliates. The DWA Pictures shall be included in the foregoing agreements on a nondiscriminatory basis. Such agreements constitute DWA-approved Third Party Service Agreements and, as such, are subject to the provisions of Section 4.11 above.

d. Documentation: To the extent Tangible Film Materials, Marketing Materials or any versions of the DWA Pictures are in the possession of any Person, the applicable Provider shall provide DWA with any written authorizations, access letters and permissions required to allow DWA to fully access such materials.

e. Security/Anti-Piracy Measures: The Providers shall maintain (and shall cause or obligate its Subcontractors to maintain) security and anti-piracy measures consistent with the highest level of security and anti-piracy measures maintained for Motion Pictures and DTV Productions owned or controlled by Paramount and its controlled Affiliates throughout the world and such Subcontractor in the applicable portions of the Territory for such media to prevent unauthorized distribution or copying, or infringement of any of DWA’s rights. If DWA desires security and anti-piracy measures beyond those provided by a Provider (or its Subcontractors) per the preceding sentence, it may require such Provider to provide same (or DWA may make its own third party arrangements for such services) at DWA’s sole cost and expense. Each party shall immediately notify the other of any unauthorized copying, distribution, exhibition or other exploitation of the DWA Pictures and of any of the infringements or violations of DWA’s copyrights, trademarks and other rights in the DWA Pictures of which such party has knowledge. DWA shall take such actions as it deems appropriate with respect thereto. To the extent appropriate, each Provider may join in any actions and cooperate (at DWA’s expense) in any litigation or other proceedings to protect the DWA Pictures and to prevent unauthorized distribution or copying, or infringement of any of DWA’s rights. If DWA elects to proceed alone directly through its own counsel, DWA shall bear the costs thereof, and DWA shall be entitled to retain any recovery. If DWA does not elect to proceed as provided in the preceding sentence, the applicable Provider shall have the right, but not the obligation, to proceed either in DWA’s name or in such Provider’s name, in which event all recovery reasonably allocated to the DWA Pictures shall be included in Home Video Gross Receipts and all reasonable, actual direct third party expenses reasonably allocated to protecting the DWA Pictures shall be a Home Video Fulfillment Expense. DWA shall cooperate fully therewith, and if recovery is through MPAA or MPA actions, any financial recovery shall be applied consistent with MPAA or MPA practices. To the extent a Provider pays direct additional costs related to piracy, copyright or trademark infringement or other violations of DWA’s rights in the DWA Pictures, such costs (to the extent pre-approved by DWA), including anti-piracy print coding, MPAA piracy programs, and other anti-infringement activities, shall be payable by DWA. Notwithstanding the foregoing, DWA may elect not to have the DWA Pictures included in such MPAA, MPA, piracy, copyright or trademark infringement or other actions.

f. Deductibility of Section 8 Costs and Expenses: For the avoidance of doubt, except as specifically provided herein, all actual, direct third-party out-of-pocket costs and expenses (other than Paramount’s and VOH’s overhead expenses) incurred by a Provider in connection with the matters described in this Section 8 shall constitute Home Video Fulfillment Expenses deductible against applicable Home Video Gross Receipts hereunder. The parties acknowledge that nothing contained in this Section 8.8.f shall be construed to in any way expand or modify the definition of “Home Video Fulfillment Expenses” hereunder.

Section 9. Representations, Warranties and Agreements

9.1 DWA represents, warrants and agrees that:

a. As of the dates the Providers commence to render Fulfillment Services with respect to each DWA Picture, there shall be no claims, liens, encumbrances or licenses in or to the DWA Picture that would limit or interfere with the ability of the Providers to render such Fulfillment Services.

b. All DWA Tangible Film Materials to be delivered or made available to the Providers will be of a quality suitable for the manufacturing of technically acceptable Video Devices of the DWA Pictures and related Marketing Materials.

c. Unless DWA notifies the Providers in writing to the contrary, there will be no restrictions that would prevent the Providers from rendering the Fulfillment Services with respect to the DWA Pictures consistent with the provisions of this Agreement. There will not be any payments which must be made by a Provider to any actors, musicians, directors, writers or other persons who participated in the DWA Pictures, or to any union, guild or other labor organization for any right to Exhibit the DWA Pictures or as compensation in connection with the Home Video Exhibition or for any other use of the DWA Pictures or any of the rights therein and thereto; provided, that DWA shall not be obligated to supply any performing rights license (e.g., SESAC) which may be required in connection with exhibition of any DWA Picture, except only to the extent as customary in the motion picture business for so-called “major” studios. Applicable payments to performing rights societies (e.g., SESAC), which the Providers are required to pay, shall be charged as Home Video Fulfillment Expenses hereunder. If DWA has not supplied all music licenses necessary to exhibit a DWA Picture, then the Providers shall have the option of obtaining the required licenses (and charge the cost thereof as Home Video Fulfillment Expenses) or to forego provision of Fulfillment Services with respect to the DWA Picture in the affected portion of the Territory until such licenses are obtained by DWA.

d. The DWA Pictures (including any elements thereof) and any material supplied by DWA to the Providers will not violate or infringe any trademark, trade name, contract, agreement, copyrights (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, property, or privacy right or moral rights of authors or any other right, or slander or libel any Person; provided, that the foregoing shall not apply to any material which is created by or supplied by the Providers, except to the extent such material created by or supplied by the Providers incorporates elements from any DWA Picture or any elements supplied by DWA to the Providers.

e. It has the full right, power, and authority to enter into and fully perform this Agreement and to comply with all of its obligations hereunder; DWA is and will be duly organized and validly existing under the laws of its state of formation, and is and will be duly qualified to transact business under the laws of each state where the failure to do so would have a material adverse effect on either the conduct of its business or its ability to perform this Agreement. DWA has or at all relevant times hereunder shall have the full, complete and unfettered rights, power and authority to bind conclusively any and all of its controlled Affiliates to each and every term, covenant and condition of this Agreement relating to or involving any of its controlled Affiliates.

f. All actions taken by DWA in connection with this Agreement shall be taken in full compliance with all applicable statutory, administrative and/or court-made laws, rules and regulations of any jurisdiction, and those of any other governmental body (including those relating or pertaining to the manufacture, production, distribution, exhibition, sale, advertising, promotion and other use of intellectual properties and/or consumer products or services).

g. As of the Effective Date, no litigation, proceeding or claim is pending or threatened against DWA that is reasonably likely to have a material adverse effect on DWA’s ability to perform its obligations under this Agreement or any Fulfillment Services relating to the DWA Pictures.

9.2 Each of Paramount and VOH represents, warrants and agrees that:

a. It will not suffer or authorize any lien, encumbrance, pledge or mortgage (each, a “Lien” hereunder) to attach to any DWA Picture or to any materials furnished by DWA relating to the DWA Pictures, provided the foregoing shall not apply to any Lien created, authorized or caused by DWA, and any Lien created pursuant to the terms of any DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement.

b. No material (including advertising, publicity, promotional, trailers, etc.) added to the DWA Pictures or used in connection therewith by it violates or will violate, or infringes or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personnel, private, civil, property, or privacy right or “moral rights of authors” or any other right, or slander or libel any Person, provided that the foregoing shall not apply to any material that is created by or supplied by DWA or incorporates elements from any DWA Picture.

c. It has or will have written agreements with each Subcontractor hereunder to comply with the terms and conditions of this Agreement. The foregoing shall not apply to the CJ Agreement, the Kadokawa Agreement or any of the DWA-approved Fulfillment Servicing Agreements listed on Schedule 1 hereto, nor to any DWA-approved Third Party Service Agreement or any Fulfillment Servicing Agreement that DWA later approves and which does not contain such a requirement. Such agreements will be made available to DWA promptly upon its request.

d. It has the full right, power, and authority to enter into and fully perform this Agreement and to comply with all of its obligations hereunder; it is and will be duly organized and validly existing under the laws of its state of formation, and is and will be duly qualified to transact business under the laws of each state where the failure to do so would have a material adverse effect on either the conduct of its business or its ability to perform this Agreement. It has or at all relevant times hereunder shall have the full, complete and unfettered rights, power and authority to bind conclusively any and all of its controlled Affiliates to each and every term, covenant and condition of this Agreement relating to or involving any of its controlled Affiliates.

e. In the provision of Fulfillment Services and otherwise in the fulfillment of its obligations pursuant to this Agreement, it will not engage in any act that violates any law, rule, act or regulations of any governmental authority. All actions taken by such Provider in connection with this Agreement shall be taken in full compliance with all applicable statutory, administrative and/or court-made laws, rules and regulations of any jurisdiction, and those of any other governmental body (including those relating or pertaining to the manufacture, production, distribution, exhibition, sale, advertising, promotion and other use of intellectual properties and/or consumer products or services).

f. All consideration to be provided by it pursuant to each third party business arrangement, including the DWA-approved Fulfillment Servicing Agreements and DWA-approved Third Party Service Agreements, to which it is a party and all of the terms, covenants and conditions provided to be kept or performed by it pursuant to each such third party business arrangement will be paid, kept, performed and discharged in full by it unless excused by the other party thereto or by operation of law. There currently is no breach or other act of default, and in the future there will be no breach or other act of default by it under any of such third party business arrangements, that would have a material adverse affect on its business or its ability to perform under this Agreement. Subject to any limitations and restrictions contained in the DWA-approved Fulfillment Servicing Agreements or the DWA-approved Third Party Service Agreements, it is not a party to any third party business arrangement that will conflict with any of DWA’s approval rights, and it has the full right, power and authority in all of its third party business arrangements to comply fully with all of DWA’s approvals and rights as set forth in this Agreement.

g. As of the Effective Date, no litigation, proceeding or claim is pending or threatened against it that is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement or render the Fulfillment Services with respect to the DWA Pictures.

Section 10. Indemnity

10.1 Indemnity Obligations: Each party (“Indemnitor”) shall at its own cost and expense indemnify, defend and hold the other party, its and their parents and affiliates, and their respective employees, agents, managers, Subcontractors, directors and shareholders (collectively, “Indemnitee”) harmless from and against any and all loss, liability or expense resulting from any claim, demand or suit which may be made or brought against Indemnitee by reason of any claim by any third party that (a) (i) a DWA Picture, or any element thereof, including the sound and music synchronized therewith; (ii) any material (including advertising, publicity, promotional trailers, etc.) added to the DWA Picture or used in connection therewith, to the extent any of the above are supplied by or at the request or direction of or on behalf of

Indemnitor, or to the extent any of the above are added by the Indemnitor without Indemnitee’s knowledge, violates or infringes upon the trademark, trade name, patent, copyright, literary, dramatic, musical, artistic, personal, private, publicity, civil, property or contract right, right of privacy, the moral rights of authors or any other right of any Person; or (b) notwithstanding anything to the contrary contained in Section 11.1.e., a breach of any representation, warranty or agreement by the Indemnitor hereunder. Notwithstanding the foregoing, (a) DWA shall so indemnify Paramount and the other Paramount Indemnitees as set forth above with respect to third party claims arising out of material created by or supplied by the Provider to the extent such claims are based upon elements from any DWA Picture incorporated in such material, or any material supplied by DWA to the Providers and used by the Providers in a manner authorized by DWA. The Providers will not be entitled to any indemnity hereunder to the extent that losses arise or result because the Providers fail to cease servicing any DWA Picture which is the basis of any such claim from Home Video Exhibition promptly as, when and to the extent so instructed by DWA and therefore, DWA cannot promptly withdraw such DWA Picture from Distribution; however, the Providers will be entitled to an indemnity hereunder if the Providers honored an instruction from DWA not to cease servicing such DWA Picture from Home Video Exhibition.

Notwithstanding anything to the contrary contained in this Agreement, all of the obligations of Paramount and VOH pursuant to this Section 10.1 shall be joint and several.

10.2 Insurance: DWA shall maintain and cause each Provider to be added as an additional insured (without responsibility for premiums or deductibles) with respect to the DWA Pictures under DWA’s Errors and Omissions policy (to the extent commercially available) pertinent to Home Video Exhibition and VOD exploitation of the DWA Pictures in the Territory. Such policy shall be for a term, in amounts and containing a deductible and notice provision as is customary in the motion picture industry. All such insurance coverage shall be primary to any other coverage maintained by the Providers. Upon request by the Providers, DWA shall promptly forward to the Providers Certificates of Insurance evidencing DWA’s coverage. Notwithstanding the foregoing, DWA may elect in its sole discretion to self-insure. The Providers shall be fully responsible for the loss or destruction of any DWA Pictures, Tangible Film Materials or Marketing Materials in the Providers’ possession or control, unless and to the extent that the negligent or wrongful conduct of DWA and/or a third party with whom DWA contracts directly results in such loss or destruction (and further provided that such negligent or wrongful conduct is not of the type for which the Providers would be responsible under industry customs). The Providers shall secure and maintain at their sole cost and expense and add DWA as an additional insured with respect to the DWA Video Devices under Paramount’s property casualty and liability policies pertinent to Home Video Exhibition or fulfillment services and all inventory and handling of the DWA Video Devices and related physical elements in the Territory (and each country therein). Such policies shall be for a term, in amounts and containing a deductible and notice provision as customarily required in the Video Device industry. All such insurance coverage shall be primary to any other coverage maintained by DWA. Notwithstanding the foregoing, the Providers may elect in their sole discretion to self-insure. All such insurance coverage shall be primary to any other coverage maintained by DWA. Upon request by DWA, the Providers shall promptly forward to DWA Certificates of Insurance evidencing the Providers’ coverage.

Section 11. Default; Remedies and Termination

11.1 Default: A party shall be deemed in default of this Agreement upon the happening of any of the following:

a. Such party fails to make any payment when due hereunder or to render any statement when required hereunder. The defaulting party shall have five (5) Business Days to cure such default after receiving written notice from or on behalf of the non-defaulting party that such payment or statement has not been made or rendered within the required time;

b. Such party, PPC or any controlled Affiliate of Paramount: (i) commences a voluntary case or proceeding with respect to any or all of its assets or business under any Bankruptcy Law; (ii) is the subject of an involuntary case or petition with respect to any or all of its assets or business under any Bankruptcy Law and the involuntary case or petition is not dismissed or withdrawn within 30 days after its filing; (iii) consents to the commencement or pendency of a case or proceeding with respect to any or all of its assets or business under any Bankruptcy Law; (iv) seeks the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (v) consents to the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (vi) is the subject of an order of any court, agency or other governmental authority directing the appointment of a trustee, receiver, liquidator or other custodian of any or all of its assets or business under any Bankruptcy Law; (vii) seeks an order from any court, agency or other governmental authority directing the liquidation, sale, rehabilitation, reorganization or other disposition of any or all of its assets or business; (viii) is the subject of any order of a court, agency or other governmental authority directing the liquidation, sale rehabilitation, reorganization or other disposition of any or all of its assets or business; (ix) is, or admits that it is, generally not paying its debts as the debts become due; (x) is, or admits that it is, insolvent; or (xi) makes an assignment of any or all of its assets or business for the benefit of its creditors. For purposes of this paragraph, “Bankruptcy Law” means: the United States Bankruptcy Code (11 U.S.C. § 101 et seq.); and all other liquidation, dissolution, rehabilitation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, extension, rearrangement, receivership, insolvency, reorganization or any other similar debtor relief laws of any applicable jurisdiction from time-to-time in effect that affects the rights of creditors generally;

c. Any DWA Picture or any material portion thereof is attached or levied upon as a consequence of the action or inaction of such party in violation of its representations or warranties hereunder, and such attachment or levy has a material adverse effect on the ability to render Fulfillment Services with respect to the DWA Picture, and the same is not released or dissolved within thirty (30) days thereafter;

d. Substantially all of the assets of such party are attached or levied upon and the same is not released or dissolved within thirty (30) days thereafter;

e. Such party otherwise is in breach of a material provision of this Agreement, including a breach of any material representation or warranty hereunder that has a material adverse effect on the ability to render Fulfillment Services with respect to the DWA

Pictures hereunder. For the avoidance of doubt, violation of a third party right (as set forth in Sections 9.1.d and 9.2.b), or violation of any other representation or warranty in Section 9. above that does not have a material adverse effect on the ability to render Fulfillment Services with respect to the DWA Pictures hereunder, shall not constitute a default pursuant to this Section 11., provided the indemnity obligations in Section 10.1. shall be fully applicable to the representations, warranties and covenants set forth in Section 9. The party in breach shall have five (5) Business Days to cure such breach after receiving written notice of such breach from or on behalf of the non-breaching party or, if a cure cannot reasonably be effected within such period, such party must begin to cure such breach within five (5) Business Days and to prosecute the same diligently thereafter;

f. In the case of Paramount or VOH: Paramount or VOH is in breach or default under any DWA-approved Fulfillment Servicing Agreement or a Third Party Service Agreement, and such breach or default has or will have a material adverse affect on Paramount’s or VOH’s ability to render Fulfillment Services with respect to the DWA Pictures in accordance with this Agreement;

g. In the case of DWA: If DWA fails to Deliver a DWA Picture in accordance with this Agreement and a Provider had thereto for incurred Home Video Fulfillment Expenses or bona fide binding commitments for Home Video Fulfillment Expenses in connection with such DWA Picture, provided that the Provider’s sole remedy for DWA’s failure to Deliver in the aforementioned circumstances shall be to require DWA (and DWA shall be obligated) to repay to the Provider all such Home Video Fulfillment Expenses, together with interest on such paid amounts calculated at the rate specified in Section 8.5.g. If DWA fails to Deliver such DWA Picture, DWA shall retain all rights to perform Fulfillment Services with respect thereto subject to the terms of this Agreement.

Notwithstanding anything to the contrary contained in this Section 11., if there is any matter giving rise to a right of termination hereunder which is then the subject of a Good Faith Dispute, (i) no party shall be considered in default of this Agreement with respect to such matter during the pendency thereof, (ii) no party shall attempt to terminate this Agreement or any of Paramount’s rights to render Fulfillment Services hereunder during the pendency thereof with respect to such matter, (iii) each party shall continue to perform its obligations in accordance with the terms hereof, and (iv) the cure periods provided herein above shall toll and be available following the resolution of such Good Faith Dispute (whether resolved by mutual agreement, arbitration or otherwise).

11.2 Remedies and Termination:

a. DWA Termination Right.

(i) In the event of a default by Paramount or VOH (as determined pursuant to Section 11.1. above), DWA shall have the right to terminate this Agreement (and the Distribution Agreement, if DWA determines in its sole discretion), including the right (but not obligation) (x) to order the immediate cessation of any or all Fulfillment Services with respect to the DWA Pictures (including the termination of any agreement between Paramount or VOH and a Provider Affiliate) and the immediate return of any or all Tangible Film Materials (in accordance with Section 14 below), or (y) at DWA’s election, to terminate the Output Term (and the Output Term as defined under the Distribution Agreement, if DWA determines in its sole discretion), but require Paramount or VOH to continue rendering Fulfillment Services in accordance with the terms of this Agreement (subject to Sections 11.2.c. and 11.2.d. below) with respect to some or all DWA Pictures previously delivered and either in home video release or ready for home video release as and for the duration of the applicable Service Term. In the event Paramount or VOH are permitted to continue rendering Fulfillment Services with respect to some or all of the previously delivered DWA Pictures, Paramount will remain obligated to make all accountings and payments set forth herein with respect to such DWA Pictures, and the Providers and DWA shall continue to perform all of their respective other obligations hereunder with respect to such DWA Pictures.

(ii) For the avoidance of doubt, DWA shall have no obligation to repay or refund any unrecouped Home Video Fulfillment Expenses whether upon the expiration or early termination of the Service Term or otherwise for any DWA Picture for any reason whatsoever.

b. Paramount Termination Right. In the event of a default by DWA (as determined pursuant to Section 11.1. above), Paramount shall have the right to terminate this Agreement (and DWA shall, in its sole discretion, have the right to terminate the Distribution Agreement), including the right (but not the obligation) to immediately cease rendering Fulfillment Services with respect to the DWA Pictures and to immediately deliver to DWA any and all Tangible Film Materials (in accordance with Section 14 below) relating thereto to DWA, at DWA’s sole cost and expense.

c. Existing Third Party Agreements. Subject to the provisions of this Section 11.2.c., notwithstanding the expiration or termination of this Agreement, or the Output Term or the Service Term of each DWA Picture hereunder, the Providers shall have the right and obligation to honor all then-existing contractual commitments with respect to current and prospective DWA Pictures. DWA shall cooperate with the Providers and, at the Providers’ request and expense, shall take such actions that are reasonably necessary or desirable to ensure that the Providers are able to perform their obligations under all then-existing contractual commitments with respect to current and prospective DWA Pictures. Notwithstanding any other provision in this Agreement, the continuation of this Agreement or any such extension of this Agreement, or the Output Term or the Service Term of any DWA Picture as contemplated by this Agreement in connection with any DWA-approved Fulfillment Servicing Agreements and Third Party Service Agreements shall be expressly subject to and conditioned upon Paramount, on behalf of the Providers, continuing to pay DWA all amounts required to be paid to DWA pursuant to this Agreement and the Providers continuing to perform all of their other obligations hereunder in accordance with the terms hereof with respect to such DWA-approved contractual commitments. Subject to the foregoing:

(i) Irrespective of any termination pursuant to this Section 11, this Agreement, solely as it relates to those Fulfillment Services subject to DWA-approved Fulfillment Servicing Agreements and Third Party Service Agreements, shall remain in place and such Fulfillment Services shall continue to be rendered by Paramount and VOH, as applicable, hereunder and in accordance with the terms of this Agreement until the expiration of each DWA-approved Fulfillment Servicing Agreement or Third Party Service Agreement, as applicable; provided, the Providers may elect to waive their Services Fee, in which event the last sentence of Section 7.1 above shall not apply. The Providers shall have the right to endeavor to cause their Subcontractors and any Person to release the Providers from their obligations under the applicable DWA-approved Fulfillment Servicing Agreement(s) and Third Party Service Agreement(s) with respect to the DWA Picture and to enter into a direct agreement(s) with DWA with respect thereto. If any such Subcontractor or Person is willing to enter into a direct agreement with DWA, on terms and conditions no less favorable to DWA than those contained in the DWA–approved Fulfillment Servicing Agreement or Third Party Service Agreement, as applicable, DWA shall be obligated to enter into such agreement with such Subcontractor or Person.

(ii) The parties acknowledge that the termination of this Agreement shall not automatically terminate the DWA-approved Fulfillment Servicing Agreements or the Third Party Service Agreements then in effect. Each DWA-approved Fulfillment Servicing Agreement and Third Party Service Agreement shall terminate with respect to the DWA Pictures and the Fulfillment Services subject thereto in accordance with the terms thereof, unless any such agreement terminates by its terms concurrently with termination of this Agreement.

d. Continuation of Services Fee and Home Video Fulfillment Expenses. For the avoidance of doubt, Provider and/or VOH shall remain entitled to charge their Services Fee and recoup their Home Video Fulfillment Expenses on DWA Picture(s) for any period during which the subject Fulfillment Services are rendered by such Provider.

e. Further Documents. On expiration or other termination of each Service Term, or the Term, the Providers will immediately execute such other documents as DWA’s counsel deems necessary or advisable to evidence the termination of its right to render Fulfillment Services with respect to each DWA Picture.

f. Remedies Not Exclusive. The foregoing rights and remedies are in addition to and not in lieu of or in derogation of the rights and remedies otherwise available to the Providers or to DWA in the event of default by the other party.

Section 12. Copyright

12.1 Protection and Notice: DWA at its sole expense shall take all actions reasonably sufficient to secure copyright protection for the DWA Pictures. The Providers will cooperate as reasonably required by DWA in connection with actions undertaken by DWA to protect and enforce copyrights, trademarks, etc. DWA shall include in the DWA Pictures as delivered to the Providers a copyright notice in conformity with the laws of the United States and the Universal Copyright Convention designating as copyright proprietor such entity as DWA shall determine. Such copyright notice shall appear on all DWA Video Devices.

12.2 Notice of Claims; Infringements: The Providers and DWA shall promptly notify the other of any claims against or violations or infringement of any right to render

Fulfillment Services hereunder, or of any claim against any copyright with respect to any DWA Picture, which come to such party’s attention. The Providers, at DWA’s instruction and at DWA’s sole cost and expense, shall take all reasonable steps by action at law or otherwise to prevent any unauthorized exhibition or distribution of the DWA Pictures in violation of the Providers’ right to render Fulfillment Services hereunder or to prevent impairment, encumbrance or infringement of any right to render Fulfillment Services hereunder or of the copyright.

Section 13. Ownership. Subject to the rights expressly licensed to the Providers herein, as between DWA and the Providers, DWA shall be the sole and exclusive owner of all rights, title and interest in and to the DWA Pictures at all times. DWA’s ownership includes all copyrights, trademarks, patents, titles, designs, artwork, characters, stills, drawings, literary material, film materials, computer models, logos, stories, plots and any other intellectual properties and rights in, to, or arising out of the DWA Pictures or any element thereof regardless of whether created by DWA or by any other person on DWA’s behalf. The Providers shall not have any ownership or security interest in, lien on, or other creditor’s rights with respect to the DWA Pictures, any elements or components thereof (excluding only the Providers’ ownership rights and interests in and to the Tangible Film Materials and Marketing Materials created or produced by the Providers in accordance with this Agreement), any of the literary, dramatic, musical or other materials upon which the DWA Pictures are based or which are contained in the DWA Pictures, or any of the copyrights, trademarks, computer models, design patents, technology or similar or analogous rights in or to the DWA Pictures or any of the foregoing.

Section 14. Inventory of Materials.

14.1 Return / Destruction of Tangible Film Materials. Subject to Section 14.2. below, upon expiration or termination of (i) each Service Term, or (ii) this Agreement, all Tangible Film Materials relating to the applicable Fulfillment Services and DWA Picture(s) shall become the property of DWA, free and clear of all claims, liens, encumbrances or other interests. Within sixty (60) days after the expiration or termination of each Service Term, each Provider shall furnish DWA with a complete written inventory with respect to each territory, listing all Tangible Film Materials then in the possession or under the control of such Provider, a Provider Affiliate, a Subcontractor or any Person pursuant to a DWA-approved Fulfillment Servicing Agreement or Third Party Service Agreement. Within thirty (30) days following DWA’s receipt of the foregoing written inventory, DWA shall notify the Providers in writing regarding which of the Tangible Film Materials listed in such written inventory are to be delivered to DWA and which of the Tangible Film Materials listed in such written inventory are to be destroyed. Further in this regard:

a. If designated by DWA, the Providers shall deliver to DWA (within thirty [30] days following receipt of notice from DWA as set forth above) all Tangible Film Materials that are then within the possession or under the control of the Providers, a Provider Affiliate, a Subcontractor or any Person pursuant to a DWA-approved Fulfillment Servicing Agreement. The Providers’ direct third party costs of complying with this Section 14.1.a. shall be included in Home Video Fulfillment Expenses, provided such delivery shall be at the Providers’ sole cost and expense in the event of termination for a Paramount default.

b. Unless designated otherwise by DWA, all or any portion of the Tangible Film Materials set forth in the Providers’ written inventory that DWA has not instructed Providers to deliver to DWA shall be destroyed. The Providers shall furnish DWA (within thirty [30] days following receipt of notice from DWA as set forth above) with an affidavit of such destruction, and shall furnish such additional verification of such destruction as DWA shall designate. The Providers’ direct costs of complying with this Section 14.1.b. shall be included in Home Video Fulfillment Expenses, provided such destruction shall be at the Providers’ cost and expense in the event of termination for a Provider’s default.

c. With respect to Paramount’s and VOH’s then existing inventory of DWA Video Devices, DWA shall have the option, in its sole discretion, to either: (i) permit the Providers to sell off their then-existing inventory of DWA Video Devices upon the same terms and conditions as provided herein for a period not to exceed 180 calendar days following such termination date (subject to appropriate adjustments to outside date for Paramount’s provision of the Final Payment Report for the applicable DWA Picture); (ii) require the Providers to deliver their then-existing inventory of DWA Video Devices and all related materials to DWA (such delivery to be at the Providers’ sole cost and expense in the event of a termination for a Provider’s default, otherwise such delivery shall be at DWA’s sole cost and expense); (iii) immediately destroy or demagnetize the Providers’ then-existing inventory of DWA Video Devices (such destruction to be at the Providers’ cost and expense in the event of a termination for a Provider’s default, otherwise such destruction shall be at DWA’s sole cost and expense), in which event the Providers shall promptly (but in no event more than ten (10) Business Days following destruction or demagnetization) furnish DWA with certificates of destruction or proof of demagnetization, as the case may be; or (iv) any reasonable combination of the foregoing. In addition, the Providers shall promptly provide DWA with a list of all outstanding orders for DWA Video Devices.

14.2 Post Service Term Collections / Returns: Notwithstanding the expiration of the Service Term for a given DWA Picture, for a period of six (6) months thereafter the applicable Provider shall continue to use its commercially reasonable best efforts to continue to collect all Home Video Gross Receipts and to process and administer any returns of DWA Video Devices of such DWA Picture sold to video suppliers and/or video retailers but returned during such period. For the avoidance of doubt, the Provider shall remain entitled to take a Services Fee on, and recoup its Home Video Fulfillment Expenses in connection with, any such Home Video Gross Receipts and shall be entitled to recoup its Home Video Fulfillment Expenses in connection with returns of DWA Video Devices. DWA and the applicable Provider shall cooperate fully and in good faith with each other to achieve a smooth transition at the end of the Service Term, and DWA shall request that any successor distributor do so as well.

Section 15. Force Majeure. No party shall be liable to the other because of any failure to perform hereunder caused by any cause beyond its control, including fire, earthquake, flood, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of a public enemy, embargo, war, act of God or law, except as expressly provided herein to the contrary; provided, that Paramount shall not be required to accede to or to cause any Provider Affiliate to accede to the demands of any guild, union or similar organization in order to bring to an end a strike, lockout or labor controversy, or to accede to the demands of any suppliers or others not a party hereto which Paramount considers unreasonable. This Section 15. shall not diminish or impair the payment obligations of any party hereunder.

Section 16. Assignment. This Agreement may not be assigned by Paramount or VOH, on the one hand, or DWA on the other hand, (1) without the simultaneous assignment by such party of the Distribution Agreement in conjunction with such assignment; and (2) (a) without the prior written consent of the other party, except that without securing the prior written consent of the other party but subject to Section 4.6 above, DWA may from time to time assign its rights hereunder to one or more wholly-owned Subsidiaries of DWA SKG and each Provider may (without diminishing its obligations hereunder) from time to time assign or delegate any or all of its rights and obligations hereunder to one or more Provider Affiliates and (b) Paramount and VOH may collectively assign to one or more Successor Entities (as defined below) all of their collective rights hereunder in the event Paramount and VOH are acquired by or merged into another entity, or in connection with a sale or assignment of all or substantially all of their collective theatrical distribution business to another entity (each, a “Successor Entity”); provided, that in the case of (b) above (i) Paramount and VOH and such assignee or successor shall have executed such instruments, agreements or documents as DWA may reasonably request to ensure the legal and binding assumption by the assignee or successor of Paramount’s and VOH’s obligations hereunder, and (ii) Paramount and VOH shall remain liable for all of their obligations hereunder. Nothing contained in this Section 16. shall (i) prohibit or limit a Provider’s right to assign or delegate any or all of its responsibilities hereunder to one or more Provider Affiliates or to engage Subcontractors, or (ii) prohibit or limit a Provider’s sale or transfer of its assets (other than its rights under this Agreement) in the ordinary course of business. Paramount and VOH shall remain jointly and severally liable for all of their obligations hereunder notwithstanding any such assignment, unless such assignment is to (A) another U.S. major motion picture studio or (B) a financially responsible Person approved by DWA. In any event, the entity responsible for rendering the Fulfillment Services with respect to the DWA Pictures shall be the same entity that is performing similar services with respect to Paramount’s Tent-Pole Pictures in the applicable portion of the Territory following any such permitted assignment.

Section 17. Standard of Care. Except as otherwise specifically directed or approved in writing by DWA, in all actions under this Agreement, each Provider shall act, in accordance with at least that standard of care that it exercises with respect to the servicing of comparable Motion Pictures owned or controlled by Paramount throughout the world under similar circumstances in the applicable territories and media, taking into account differences in production budgets, cast, genre, rating, theatrical box office and other performance metrics, local tastes and other established factors that are used by or on behalf of Paramount throughout the world in good faith on a nondiscriminatory basis to make determinations in connection with the exploitation of Motion Pictures produced or distributed by or on behalf of Paramount, excluding in each case, any Motion Picture produced or directed by Steven Spielberg. Without limiting the generality of the foregoing, each Provider will use its commercially reasonable best efforts to ensure that the services provided to DWA hereunder by such Provider will be no less than substantially equivalent in overall quantity, level and priorities to the services provided by or on behalf of Paramount throughout the world under similar circumstances in connection with the servicing of comparable Motion Pictures with similar Domestic Territory theatrical box office grosses (or, as applicable, were anticipated to have similar box office grosses at the time any such services were contracted for or provided), excluding in each case, any Motion Pictures produced or directed by Steven Spielberg. In addition, the terms on which the fulfillment services for the DWA Video Devices are rendered, including, without limitation, terms applicable to collections and selection of retail accounts and home video release dates shall be no less favorable than similar terms applicable to Video Devices embodying Paramount Motion Pictures.

Section 18. Distribution Credit. Paramount and VOH shall comply with DWA’s credit requirements respecting the DWA Video Devices, and, in this regard, it is agreed that DWA shall receive credit in the form “Dream Works Animation Home Video” or such other form as DWA designates from time-to-time on screen and in packaging and advertising and that DWA shall have the right to designate all other credits on the DWA Video Devices (and that the Providers shall not be entitled to receive any credit in connection with same). Any Third Party Service Agreement or Fulfillment Servicing Agreement for the DWA Video Devices shall provide that the third party contracting with the Provider is contractually bound to abide by all such credit obligations.

Section 19. Other Activities. Subject to the provisions hereof and Section 6 of the Separation Agreement, nothing herein shall limit in any way the right of DWA, the Providers or any Provider Affiliate to engage in business activities or endeavors of any kind or nature, including:

(i) Motion Picture production, distribution and related businesses;

(ii) Television production and distribution and merchandising (including video and computer games), including exploiting the DWA Pictures by DWA;

(iii) Advertising;

(iv) Publishing;

(v) Interactive Media;

(vi) The sale or license of designs, stories, characters, trademarks, trade names or other rights or properties;

(vii) Ancillary market activities;

(viii) The co-financing or co-production or acquisition of any other interest of any nature in any Motion Picture or other property; and

(ix) The exercise of any right not expressly granted hereunder.

Section 20. Exercise of Discretion. Any consultations, consents and approvals between the parties shall be performed in good faith and no party shall unreasonably withhold, condition or delay any approval or consent hereunder; provided, however, any determinations, discretion, designations, elections, instructions and approvals granted to or retained by DWA solely with respect to creative matters relating to the development, production and distribution of the DWA Pictures, including any and all Marketing Materials (such as trailer and advertising content, key artwork, bonus materials for Video Devices, clips to be included in any product reels), may be exercised by DWA in its sole and absolute discretion.

Section 21. No Partnership or Third Party Benefit. This Agreement does not constitute Paramount, VOH and DWA as partners, joint venturers, or as each other’s agents or representatives (except as may be herein otherwise expressly provided). This Agreement is not for the benefit of any third party and shall not give any right or remedy to any such third party whether or not referred to hereunder.

Section 22. Integration/Formalities. This Agreement (including the Schedules, Annexes and Exhibits) contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes, cancels and replaces any prior understanding, writing or agreement between the parties relating to such subject matter, including, without limitation, the Prior Agreement. This Agreement may not be amended, modified or altered except by an instrument in writing duly executed by the parties. The parties acknowledge that each was represented by counsel in the negotiation and execution of this Agreement. No provision herein shall be construed against any party by virtue of the activity of that party, through its counsel or otherwise, in negotiating and drafting this Agreement.

Section 23. Dispute Resolution.

a. The parties agree that any dispute to interpret or enforce, or otherwise arising out of or relating to, this Agreement shall be determined by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), provided always that: (a) the arbitration shall be conducted before a single neutral arbitrator with at least ten (10) years experience in the theatrical Motion Picture industry, appointed by mutual agreement of the parties within five (5) business days from the date the notice of arbitration is delivered by the petitioning party; (b) the parties shall be entitled to discovery as provided in California Code of Civil Procedure sections 1283.05 and 1283.1; (c) in deciding any such matter, the arbitrator shall follow the substantive law of the State of California as it would be applied by California courts; (d) either party may, without waiving its right to arbitration, seek preliminary or interlocutory relief from a court of competent jurisdiction; (e) all arbitration proceedings (including any discovery and other evidence in connection therewith) shall be closed to the public and shall remain confidential; and (f) arbitration awards hereunder may be entered and enforced as provided in California Code of Civil Procedure sections 1285 et seq. If the arbitrator is not selected by mutual consent within five (5) business days from the date the notice of arbitration is delivered by the petitioning party, the rules of the AAA with respect to the selection of an arbitrator shall apply. Notwithstanding the foregoing, before proceedings are initiated hereunder, the Chief Executive Officer or Chief Operating Officer of DWA, on the one hand, and Paramount and VOH, on the other hand, or their designated representatives shall meet and in good faith attempt to resolve the dispute.

b. Notwithstanding the foregoing:

(i) Any disputes submitted to binding arbitration pursuant to Section 23.a. above that affect the timely release of a DWA Picture for initial Home Video Exhibition in any portion of the Territory shall commence within seven (7) Business Days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than ten (10) Business Days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than ten (10) Business Days after the date the notice is delivered.

c. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 10 AND/OR (B) ANY PUNITIVE DAMAGES, IN EACH CASE, TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 23.c.

Section 24. Severability of Provisions. If any provision in this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force or effect while such infirmity shall exist, but such infirmity shall have no effect whatsoever upon the binding force or effectiveness of any other provisions hereof unless the parties otherwise agree. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with a valid provision the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision.

Section 25. Waiver. No delay or failure to exercise any right hereunder shall constitute a waiver of such right except in those instances where this Agreement provides for specific notice and a period of time thereafter within which to exercise a right, in which case failure to exercise such right within the specified time period shall constitute a waiver thereof.

Section 26. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of California, applicable to contracts entered into and to be fully performed in said state by residents thereof. For purposes of enforcing, confirming or vacating an award under Section 23. above, or in the event the provisions of Section 23. shall be held invalid or unenforceable, only the California courts (state and federal) shall have jurisdiction over controversies regarding or arising under this Agreement, and if there is any matter which might be subject either to state or federal jurisdiction, the parties agree that the matter shall be submitted to federal jurisdiction. The parties specifically agree that the Superior Court of the State of California, County of Los Angeles and the United States District Court for the Central District of California shall have the personal jurisdiction over them, and each of them, notwithstanding the fact that they may be citizens of other states or countries. In this regard the parties agree that Los Angeles County is a convenient forum.

Section 27. Confidentiality. Except as may be required by law or NASD or stock exchange rules, each party shall keep confidential all terms and conditions contained herein. Paramount, VOH and DWA acknowledge that they will, during the Term hereof, have access to, and acquire knowledge from, materials, data and other information which is not accessible or known to the general public (“Confidential Information”). Except as required by law or NASD or stock exchange rules, or as may be required for the preparation of tax returns or other government or legally required documents, or as reasonable necessary to employees, agents, lawyers, accountants, auditors, bankers, consultants, representative or investors of the Providers or DWA or their Affiliates for a bona fide business purpose (who shall be similarly bound by these confidentiality provisions), neither the Confidential Information nor any knowledge acquired by the Providers or DWA, as the case may be, from such Confidential Information or otherwise through its engagement hereunder shall be used, publicized or divulged by the other to any other Person without the prior written consent of the applicable party obtained in advance and in each instance. Nothing herein shall prevent a party, or any employees, agents, lawyers, accountants, auditors, bankers, consultants, representatives or investors of such party or its Affiliates (the “Receiving Party”) from using, disclosing, or authorizing the disclosure of any information it receives in the course of performance of the Agreement which:

a. was known to the Receiving Party prior to its disclosure by the other party;

b. is or becomes publicly available without default hereunder by the Receiving Party;

c. is lawfully acquired by the Receiving Party from a source which is not an agent or representative of the Receiving Party and is not under any obligation to the other party regarding disclosure of such information;

d. is independently developed by the Receiving Party without use of any of the other party’s confidential information; or

e. is disclosed by the applicable party hereto to unaffiliated third parties without confidential undertakings.

For the avoidance of doubt, Confidential Information as defined in this Section 27. shall not include any Information that the applicable party is obligated to make available to any third party(ies) in the course of fulfilling its obligations under this Agreement (e.g., Contingent Compensation statements).

Section 28. Notice of Representatives. DWA will give Paramount and VOH reasonable notice of DWA’s appropriate contact person(s). Paramount and VOH will give DWA reasonable notice of Paramount’s and VOH’s appropriate contact person(s).

Section 29. Paragraph Headings. Paragraph headings and titles are solely for convenience of reference and are not a part of this Agreement, nor are they intended to aid or govern the interpretation of this Agreement.

Section 30. Disclosure, Compliance and Reporting Obligations.

a. No later than 45 days after the end of each 12-month period specified in Section 31.b. below (the “Test Period”), Paramount shall cause its independent public accountants (the “Paramount Auditors”), which must be a Qualifying Auditing Firm, to provide to DWA a SAS 70 Type II Report with respect to the internal controls of Paramount, VOH and each Provider Affiliate that relate to the services required to be provided to DWA under this Agreement. The specified control objectives of DWA for each Test Period to be addressed in the SAS 70 Type II Report for such Test Period shall be designated by DWA. Each SAS 70 Type II Report delivered by the Paramount Auditors hereunder shall (i) state that the internal controls of Paramount, VOH and the applicable Provider Affiliates were suitably designed to achieve the specified control objectives of DWA referenced therein, (ii) state that such internal controls of Paramount, VOH and the applicable Provider Affiliates had been placed in operation as of the dates specified therein, (iii) state that such internal controls of Paramount, VOH and the applicable Provider Affiliates were operating with sufficient effectiveness to provide reasonable assurance that the related control objectives were achieved during the period to which such SAS 70 Type II Report relates and contain such other statements and opinions as are reasonably necessary under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Exchange Act for (A) the independent public accountants of DWA (the “DWA Auditors”) to conduct an audit of the consolidated financial statements of DWA for such fiscal year and (B) for the management of DWA to assess (and for the DWA Auditors to attest to and report on such assessment) the effectiveness of the internal control over financial reporting of DWA in accordance with Section 404 of SOX (or any successor provision). Further, to the extent that, with respect to the most recent Test Period, Paramount, VOH or any Provider Affiliate becomes aware of any significant deficiency or material weakness after the last date of such Test Period and before the last day of the fiscal year of Paramount in which such Test Period occurs, Paramount, VOH or the applicable Provider Affiliate, as applicable, will communicate such deficiency or weakness to DWA within 2 business days after becoming aware of such significant deficiency or material weakness. To the extent that the effectiveness of the internal controls of Paramount, VOH or any Provider Affiliate that are the subject of a SAS 70 Type II Report are dependent upon the internal controls of a provider of services under any DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement, Paramount and VOH shall cause such service provider to comply with the provisions of this Section 30.a.

b. Each SAS 70 Type II Report delivered pursuant to this Section 30 shall cover a consecutive period of 12 calendar months ending on September 30 of each fiscal year.

c. Without limiting the generality of Section 4 or Section 8 of this Agreement and any Annexes related thereto, Paramount and VOH shall, and shall cause its Provider Affiliates and the Paramount Auditors to, provide DWA with such access as is reasonably requested by DWA to such Records and other documents (including to examine, audit, take excerpts from and make photocopies thereof), information and personnel to perform procedures with respect to any SAS 70 Type II Report delivered pursuant to this Section 30 and the internal controls to which such report relates as may be necessary under the standards of the Public Company Accounting Oversight Board (United States) and Section 404 of SOX (or any successor provision), including for purposes of designating or modifying the specified control objectives of DWA to be addressed in any SAS 70 Type II Report. To the extent that the effectiveness of the internal controls of Paramount, VOH or any Provider Affiliate that are the subject of a SAS 70 Type II Report are dependent upon the internal controls of a provider of services under any DWA-approved Fulfillment Servicing Agreement or DWA-approved Third Party Service Agreement, Paramount and VOH shall cause such service provider to comply with the provisions of this Section 30.c.

d. For purposes of this Section 30:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“internal control over financial reporting” shall have the meaning ascribed to such term in Rule 13a-15(f) of the Exchange Act, it being understood that such term shall also include internal controls that relate to computer and application controls, entity level controls and business process controls.

“Qualifying Auditing Firm” means a nationally recognized accounting firm recognized by the Public Accounting Oversight Board.

“SAS 70” shall mean AU Section 314, Service Organizations, as adopted by the PCAOB in its Rule 3200T, as such statement may be amended, supplemented, modified or replaced from time to time.

“SAS 70 Type II Report” shall mean a “report on the controls placed in operation and tests of operating effectiveness” (as such term is defined in SAS 70) that is prepared in accordance with the requirements of SAS 70.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“specified control objectives” shall have the meaning ascribed to such term in SAS 70.

e. All out of pocket costs and expenses relating to the preparation of any SAS 70 Type II Report required pursuant to this Section 30 shall be at the expense of DWA. Prior to the commencement of each Test Period, Paramount (on behalf of both Providers) will provide DWA with a cost estimate for the preparation and delivery of the SAS 70 Type II Report for the applicable Test Period, and Paramount (on behalf of both Providers) shall promptly notify DWA during the applicable Test Period to the extent such cost estimate changes for any reason. DWA shall have the opportunity to meet with Paramount, VOH and Paramount Auditors prior to, and during, each applicable Test Period to discuss potential cost-saving measures that can be implemented to reduce the amounts charged to DWA for the preparation of the SAS 70 Type II Report. DWA shall always have the right to elect not to require the preparation and delivery of a SAS 70 Type II Report for any given Test Period. All direct and indirect costs of Paramount, VOH, the Provider Affiliates and the Paramount Auditors to comply with Paramount’s and VOH’s obligations to cooperate with, provide access to and otherwise assist DWA pursuant to this Section 30 (including the time spent by employees or Paramount and Provider Affiliates) shall be borne by Paramount and VOH.

f. If (i) Paramount Auditor fails to deliver the SAS 70 Type II Report with respect to any fiscal year that complies in all respects with the requirements of, and is delivered within the time periods specified in, this Section 30, or (ii) Paramount and VOH fail to comply in all respects with the provisions of Section 30.c., either such failure shall constitute a material default by Paramount and VOH and, notwithstanding anything to the contrary contained in this Agreement, DWA shall have the automatic and immediate right to terminate this Agreement in accordance with Section 11.2.a.(i) above.

Section 31. Notices. All notices hereunder shall be in writing and shall be served by private delivery services, and shall be deemed given on the date delivered to the following addresses (or such other addresses as such party may hereafter designate in writing):

(i) If to DWA:

DreamWorks Animation Home Entertainment, L.L.C.

1000 Flower Street

Glendale, California 91201

Attention: General Counsel

(ii) If to Paramount or VOH:

Paramount Home Entertainment, Inc.

5555 Melrose Avenue

Los Angeles, California 90038

Attention: President, Worldwide Home Entertainment

cc: Executive Vice President, Business and Legal Affairs,

Worldwide Pay-TV and Home Entertainment

For all purposes under this Agreement, the provision of notice to either Paramount or VOH shall constitute notice to both Paramount and VOH.

Section 32. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

Section 33. Provider Affiliates. To the extent any rights granted by DWA hereunder are exercised by a Provider Affiliate, the following shall apply in each instance:

33.1 Paramount shall be the representative on behalf of any such Provider Affiliate vis-à-vis DWA. Without limiting the generality of the foregoing, Paramount shall be responsible, on behalf of its Provider Affiliates, for the communication and coordination of all matters regarding to the DWA Pictures.

33.2 Provider Affiliates shall, mutatis mutandis, be bound by and subject to all the same obligations, restrictions, limitations and remedies that apply to Paramount pursuant to this Agreement. Paramount and VOH shall be fully responsible for the performance by all Provider Affiliates of all such obligations and for the observance of all limitations on the rights granted by DWA under this Agreement. In the event any Provider Affiliate fails to perform any such obligation or observe any such limitation, DWA shall have the right to proceed directly against Paramount and VOH for any remedy available without any requirement to seek any such remedy from the applicable Provider Affiliate.

33.3 For the avoidance of doubt and without limiting the generality of this Section 33, any act or omission by a Provider Affiliate that would have constituted a breach of this Agreement had Paramount or VOH so acted or failed to act, shall be considered a breach of this Agreement by Paramount or VOH, as applicable. Paramount and VOH shall include in its agreements with all Provider Affiliates specific provisions as are necessary and appropriate to ensure that DWA is a third party beneficiary thereunder with the right to enforce any provision thereof directly against any such Provider Affiliate, including by seeking injunctive or other relief before any competent court or authority. DWA’s exercise (or lack thereof) of any of its direct rights against a Provider Affiliate shall in no way limit DWA’s rights or remedies against Paramount under this Agreement in respect of any actions or omissions of any Provider Affiliate and VOH.

Section 34. Guaranty.

34.1 Paramount shall be fully responsible for the performance by VOH of all obligations that apply to VOH pursuant to this Agreement and for the observance of all limitations on the rights granted by DWA under this Agreement. Paramount hereby absolutely, unconditionally and irrevocably guarantees (a) the performance of all obligations of VOH under this Agreement, and (b) the punctual payment and performance when due of all obligations of VOH now or hereafter existing under this Agreement, whether direct or indirect, absolute or contingent, and whether for Gross Receipts, fees, indemnities, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by DWA in enforcing any rights under this Section 34.1. In the event VOH fails to observe any such limitation or perform or pay when due any Guaranteed Obligation, DWA shall have the right to proceed directly against Paramount for any remedy available without any requirement to seek any such remedy from VOH. The continuing guaranty obligations of Paramount under this Section 34.1 are independent of the obligations of VOH under this Agreement and shall only terminate upon termination, expiration or satisfaction in full of the Guaranteed Obligations but not otherwise. For the avoidance of doubt, without the prior consent of DWA (which consent shall not be unreasonably withheld or delayed), Paramount may not discharge or assign its obligations under this Section 34.1 and no assignment by Paramount hereunder shall relieve Paramount of such obligations.

The Providers acknowledge and agree that DWA shall not suffer any adverse consequences as a result of the bifurcation hereunder of the Fulfillment Services of Paramount and VOH in the Domestic Territory and International Territory, respectively. In connection therewith and without limiting anything contained herein, the Providers agree to indemnify, defend and hold harmless DWA, its parent and affiliates, employees, agents, managers, directors and shareholders against any loss, liability or expense incurred by DWA by reason of such bifurcated engagement to the extent such loss, liability or expense would not have been incurred had DWA solely engaged Paramount to render fulfillment services throughout the Territory.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Paramount Home Entertainment, Inc.

By

Its

DreamWorks Animation Home Entertainment, L.L.C.

By

Its

Viacom Overseas Holdings C.V.

By:	Viacom Netherlands Management L.L.C.,
General Partner

By
Michael D. Fricklas
Executive Vice President

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